Exhibit 4.52

SHARE PURCHASE AGREEMENT

by and among

ALI PANINI INVESTMENT LIMITED,

each of the individuals and their respective holding companies listed on Schedule I attached hereto,

each of the Selling Shareholders (as defined herein) listed on Schedule II attached hereto,

ALI PANINI INVESTMENT HOLDING LIMITED,

and

RAJAX HOLDING

Dated as of April 2, 2018

i

SECTION 10.10	Amendments and Waivers	70
SECTION 10.11	No Waiver	71
SECTION 10.12	Delays or Omissions	71
SECTION 10.13	No Presumption	71
SECTION 10.14	Counterparts	71
SECTION 10.15	Entire Agreement	71

SCHEDULE I	Principals and Principal Holdcos
SCHEDULE II	Selling Shareholders
SCHEDULE III	Capitalization Table
SCHEDULE IV	Certain Group Companies
SCHEDULE V	Notices
SCHEDULE VI	Key Employees
SCHEDULE VII	Company Disclosure Schedule
SCHEDULE VIII	Selling Shareholders Disclosure Schedule

EXHIBIT A-1	Form of Deed of Transfer for Selling Shareholders
EXHIBIT A-2	Form of Deed of Transfer for the Rollover Shareholder
EXHIBIT B	Form of Cayman Islands Legal Opinion
EXHIBIT C	Benchmark Date Net Debt Calculation Principles

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on April 2, 2018 by and among:

1.	Ali Panini Investment Limited, a company organized under the Laws of the Cayman Islands (“Purchaser”),

2.

each of the individuals and their respective holding companies listed on Schedule I attached hereto (each such individual, a “Principal” and collectively, the “Principals”, and each such holding company, a “Principal Holdco” and collectively, the “Principal Holdcos”),

3.

each of the Persons (as defined herein) listed on Column 1 of Schedule II attached hereto (including each of the Former Company Share Award Holders (as defined herein) listed in Appendix A thereto, as may be updated and delivered by the Company to Purchaser prior to the Closing) (each such Person, a “Selling Shareholder” and collectively, the “Selling Shareholders”),

4.	Ali Panini Investment Holding Limited, a business company incorporated under the Laws of Hong Kong (the “Rollover Shareholder”), and

5.	Rajax Holding, a company organized under the Laws of the Cayman Islands (the “Company”).

Each of the parties to this Agreement as of the date hereof, and each Exercising Company Share Award Holder (as defined herein) and Rollover Option Holder (as defined herein) who becomes a party to this Agreement prior to the Closing in accordance with the terms hereof, is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Selling Shareholders and the Rollover Shareholder collectively own all of the issued and outstanding Ordinary Shares (as defined herein) and Preferred Shares (as defined herein) of the Company (collectively, the “Shares”);

WHEREAS, each Selling Shareholder desires to sell to Purchaser, and Purchaser desires to purchase from each Selling Shareholder, for cash such type and number of Shares as set forth opposite such Selling Shareholder’s name under Columns 2 and 3 of Schedule II attached hereto upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Rollover Shareholder and Purchaser desire that the Rollover Shareholder will roll over and exchange all of its Shares for newly issued shares of Purchaser; and

WHEREAS, this Agreement and the transactions contemplated hereby have been duly (i) approved by the Board (as defined herein) and (ii) approved in writing by each of the “Drag Holders” under the ROFR Agreement (as defined herein), and are being implemented as an “Approved Sale” under the ROFR Agreement and the Memorandum and Articles (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINED TERMS AND INTERPRETATION

SECTION 1.01 Defined Terms. For purposes of this Agreement:

“Accounting Standards” means, with respect to any of the Group Companies which is established in the PRC, PRC GAAP, applied on a consistent basis; and with respect to other Group Companies not established in the PRC or the consolidated financial statements of the Group Companies, the generally accepted accounting principles in the United States, applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. Solely for the purpose of this Agreement and notwithstanding the foregoing, (i) “Affiliate” of Purchaser means Alibaba Group Holding Limited and its Controlled Affiliates, and (ii) the Person that owns the tradename of “蚂蚁金服” or domain name www.antfin.com and the Internet Content Provider License for the operation of such domain name (currently known as “浙江蚂蚁小微金融服务集团股份有限公司”) or, the ultimate holding entity that Controls such Person and the Controlled Affiliates of such ultimate holding entity shall be deemed to be Affiliates of Purchaser.

“Aggregate Selling Shareholders Percentage” means a percentage equal to (i) the number of Aggregate Sale Shares divided by (ii) the sum of the number of Aggregate Sale Shares plus the aggregate number of Rollover Shares.

“Agreement” has the meaning set forth in the Preamble, which shall, for the avoidance of doubt, include all exhibits and schedules hereto.

“Alibaba Business Cooperation Agreement” means the Business Cooperation Agreement, dated as of February 8, 2016, by and among the Rajax WFOE, the Rajax Domestic Company, certain Affiliates of the Rollover Shareholder and certain other parties thereto, as amended and supplemented from time to time.

“Alibaba Director” has the meaning set forth in the Shareholders Agreement.

“Associate” means, with respect to any Person, (i) a corporation or organization (other than the Group Companies) of which such Person is a senior management personnel or partner or is, directly or indirectly, the record or beneficial owner of five (5) percent or more of any class of Equity Securities of such corporation or organization, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (iii) any relative or spouse of such Person, or any relative of such spouse.

“Baidu Agreements” means the following contracts collectively: (i) Business Cooperation Agreement I (业务合作协议（一）) dated August 24, 2017 by and among Baidu Wangxun Technology Co., Ltd.(北京百度网讯科技有限公司, “Baidu Wangxun”), Baidu (Hong Kong) Limited, Xiaodu Shenghuo, Rajax Holding, Rajax WFOE and Rajax Domestic Company; (ii) Business Cooperation Agreement II (业务合作协议（二）) dated August 24, 2017 by and among Baidu Wangxun, Xiaodu Shenghuo, Rajax WFOE and Rajax Domestic Company; (iii) Trademark Transfer Agreement (商标转让协议) dated August 24, 2017 by and among Baidu Wangxun, Xiaodu WFOE and Xinchi; and (iv) License Agreement (许可协议) dated August 24, 2017 by and among Baidu Wangxun, Baidu Online Network Technology (Beijing) Co., Ltd. (百 度在线网络技术（北京）有限公司) and Xiaodu WFOE.

“Benchmark Date” means February 28, 2018.

“Benchmark Date Net Debt” means, as of 11:59 p.m. (Hong Kong time) on the Benchmark Date, an amount in USD equal to: (i) the sum of the amounts attributable to each of the line items under the heading “Indebtedness” in Exhibit C as of such time, minus (ii) the sum of the amounts attributable to each of the line items under the heading “Cash and Cash Equivalents” in Exhibit C as of such time, calculated in accordance with the Calculation Principles.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Big Four Accounting Firm” means one of the four largest international accounting firms and their respective Affiliates, which are commonly referred to by the respective brand names of Deloitte, PricewaterhouseCoopers, Ernst & Young and KPMG.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC or Hong Kong.

“Calculation Principles” means the calculation principles and procedures with respect to Benchmark Date Net Debt set forth on Exhibit C hereto, the component items of which shall be determined on a basis consistent with the Accounting Principles.

“Captive Structure” means the structure under which the WFOEs Controls the Domestic Companies through the Control Documents and Supplemental Control Documents.

“Cash and Cash Equivalents” means all cash and cash equivalents held by the Group Companies at such time, determined in accordance with the Accounting Standards.

“CFC” means a controlled foreign corporation as defined in Section 957(a) of the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 13” means the Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Administration Policies for Direct Investment (Huifa (2015) No. 13) issued by SAFE with effect from June 1, 2015, as amended.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Offshore Investment and Financing and Round Trip Investment through Offshore Special Purpose Companies by PRC Residents (Huifa (2014) No. 37) issued by SAFE on July 14, 2014, as amended.

“Circular 7” means the Notice of the State Administration of Foreign Exchange on Issues concerning the Foreign Exchange Administration of Domestic Individuals’ Participation in Equity Incentive Plans of Overseas Listed Companies (Huifa (2012) No. 7) issued by SAFE on February 15, 2012, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“CITICPE” means collectively, CE Takeout Limited and CE Takeout II Limited.

“Company Option” means each option award issued by the Company pursuant to the ESOP that entitles the holder thereof to purchase one (1) Ordinary Share upon the vesting of such award.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies.

“Company Parties” means, collectively, the Group Companies, the Principals and the Principal Holdcos.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Company Share Award” means each Company Option and each RSU.

“Competing Proposal” means any proposal or offer relating to any of the following (other than the Transactions or such other transaction involving only the Rollover Shareholder, Purchaser and/or their Affiliates): (a) any merger, reorganization, consolidation, share exchange, business combination scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of the other Group Companies, (b) any direct or indirect sale, assignment, exchange, transfer, pledge, encumbrance or disposal of in any way, or grant of any interest or right with respect to the disposition of (any of the foregoing, a “Transfer”), lease or license of any assets of the Company or any of the other Group Companies, (c) any direct or indirect Transfer of any equity securities of the Company or any of the other Group Companies to any Person, (d) any Company Change of Control (as defined in the Memorandum and Articles) and (e) any other transaction which would hinder or impede the execution, implementation or consummation of the Transactions or such other transaction involving only Rollover Shareholder Purchaser, and/or their Affiliates.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the contracts set out in Section 1.01(a) to the Company Disclosure Schedule.

“Data Protection Laws” means Laws in respect of online data protection, including without limitation, Provisions on Protecting the Personal Information of Telecommunications and Internet Users (电信和互联网用户个人信息保护规定), Decision of the Standing Committee of National People’s Congress on Strengthening Information Protection on Networks (全国人大常委关于加强网络信息保护的决定) and Interpretation by the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues concerning the Application of Law in respect of the Handling of Criminal Cases of Infringing on Citizens’ Personal Information (最高人民法院、最高人民检察院关于办理侵犯公民个人信息刑事案 件适用法律若干问题的解释).

“Domestic Companies” means, collectively, the Rajax Domestic Company, Xiaodu Shenghuo, Xunda and Xinchi.

“Employee-Related Companies” means Shanghai Taizhou Network & Technology Co., Ltd. (上海泰舟网络科技有限公司) (“Taizhou”) and Shanghai Yuchuan Network & Technology Co., Ltd. (上海育川网络科技有限公司) (“Yuchuan”).

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, phantom interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ESOP” means the Rajax Holding Share Incentive Plan, adopted by the Board and the shareholders of the Company on May 7, 2014, as amended from time to time in accordance with the terms thereof and the Shareholders Agreement effective at that time.

“Exercise Price” means, with respect to any Company Option, the exercise price per Share underlying such Company Option.

“Exercising Company Share Award Holders” means the holders of Company Options as of the date of this Agreement who exercise such Company Options and are issued Shares in respect thereof at any time prior to the Closing, a true and accurate list of whom shall be delivered by the Company to Purchaser prior to the Closing.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended.

“Food Safety Laws” means Laws in respect of catering services provided through online orders, including without limitation, Food Safety Law of the PRC (中华人民共和国食品安全法), Measures for the Investigation and Handling of Illegalities of Online Food Safety (网络食品安全违法行为查处办法), Measures for the Supervision and Administration of Food Safety of Online Catering Services (网络餐饮服务食品安全监督管理办法), Shanghai Supervision Regulation on Online Catering Service (上海市网络餐饮服务监督管理办法) and Beijing Interim Supervision Measures of Online Food Business (北京市网络食品经营监督管理办法 (暂行).

“Former Company Share Award Holders” means the Selling Shareholders listed in Appendix A of Schedule II attached hereto and, if any, the Exercising Company Share Award Holders who shall each be treated as a Selling Shareholder listed in an updated Appendix A of Schedule II to be delivered by the Company to Purchaser prior to the Closing. For the avoidance of doubt, “Former Company Share Award Holders” shall not include any financial or strategic investors of the Company.

“Fundamental Warranties” means each of the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, and Section 3.04.

“Governmental Authority” means (i) any government of any nation, federation, province or state or any other political subdivision thereof, (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, (iii) any court, tribunal or arbitrator, (iv) any self-regulatory organization, (v) any public international organization, such as the United Nations or the World Bank and (vi) any securities exchange.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company and the entities set forth in Schedule IV hereto and each Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money; (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (iii) all reimbursement and other obligations with respect to banker’s acceptances, letters of credit, surety bonds and similar obligations; (iv) all payment obligations under any interest rate, foreign exchange or other swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (v) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments, whether or not matured; (vi) indebtedness secured by a Lien on assets or properties, (vii) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (viii) all obligations under capitalized leases, (ix) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (x) all obligations pursuant to securitization or factoring program or arrangement, (xi) all obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (xii) all direct or indirect guarantees or sureties for indebtedness, obligations, claim or liability of the type referred to in clauses (i) through (xi) above, (xiii) all reserves for litigation, (xiv) all deferred revenues, (xv) any other debt like items, including unsettled payables (other than trade account payables) to any Selling Shareholder or any Subsidiary of such Selling Shareholder and shortfall in contributions to any Benefit Plan (xvi) with respect to any indebtedness, obligation, claim or liability of the type referred to in clauses (i) through (xiv) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto, (xvii) Taxes with respect to any taxable period (or any portion thereof) ending on or before the Closing Date that were not previously paid by any Group Company, and (xviii) any net payable owning to Baidu, Inc. and its Subsidiaries.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, interest, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification.

“Injunction” means, as of any date, any final, non-appealable judgment, restraining order or permanent injunction, which is in effect as of such date that prohibits the consummation of the Transactions and has been issued by any Governmental Authority in any jurisdiction that is material to the business of Purchaser, the Company and/or their respective Affiliates.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, Software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“JD Agreements” means, collectively, (i) the O2O Platform Cooperation Agreement (O2O 平台合作协议), dated as of April 8, 2015, between Jiangsu Jingdong Information Technology Co., Ltd. (江苏京东信息技术有限公司) and the Rajax WFOE; (ii) the Supplemental Agreement (补充协议书), dated as of October 9, 2015, between Jiangsu Jingdong Information Technology Co., Ltd. and the Rajax WFOE; and (iii) Promotion Cooperation Agreement (推广合作协议), dated April 8, 2015, between Jiangsu Jingdong Information Technology Co., Ltd. and the Rajax WFOE.

“Key Employee” means all employees of the Group Companies with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer, general manager, any other managers reporting directly to any Group Company’s Board of Directors, president or chief executive officer, and any other employee with the title of “vice president” or higher.

“Knowledge” means, with respect to the Company Parties, the actual knowledge of any of the Principals, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question.

“Law” or “Laws” means any and all publicly announced provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Majority Ordinary Holders” has the meaning given to such term in the Memorandum and Articles.

“Majority Preferred Holders” has the meaning given to such term in the Memorandum and Articles.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or would have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group taken as a whole, provided that any reduction in the Group Companies’ cash flow or working capital amount occurring from conducting their businesses in the ordinary course of business consistent with past practice shall not by itself constitute a “Material Adverse Effect” (but the event, occurrence, fact, condition, change or development underlying such reduction may be considered in determining whether a Material Adverse Effect has occurred), (ii) material impairment of the ability of any Party (other than Purchaser and/or the Rollover Shareholder) to perform the material obligations of such party under any Transaction Documents, any Control Documents or any Supplemental Control Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document, any Control Documents, or any Supplemental Control Documents against any Party hereto or thereto (other than Purchaser and/or the Rollover Shareholder).

“Memorandum and Articles” means, collectively, the Twelfth Amended and Restated Memorandum of Association and the Twelfth Amended and Restated Articles of Association of the Company, adopted on August 22, 2017 and effective on August 24, 2017.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors (关于外国投资者并购境内企业的规定) jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE initially on August 8, 2006, as amended.

“Ordinary Shares” means ordinary shares, par value US$0.0000125 per share, of the Company.

“Paying Agent” means JPMorgan Chase Bank, N.A., or another internationally recognized bank or trust company selected by Purchaser.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money, and (iii) Liens contemplated under the Captive Structure.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in Section 1297(a) of the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“PRC Anti-Unfair Competition Law” means the Anti-Unfair Competition Law of the PRC (中华人民共和国反不正当竞争法) promulgated by the Standing Committee of the National People’s Congress of the PRC and effective on September 2, 1993, as amended from time to time.

“PRC GAAP” means PRC generally accepted accounting principles.

“PRC Group Companies” means, collectively, each of the Group Companies incorporated under the Laws of the PRC, including but not limited to the Rajax PRC Companies and the Xiaodu PRC Companies.

“Preferred Shares” means, collectively, the series A preferred shares, par value US$0.0000125 per share, of the Company (the “Series A Preferred Shares”), the series B preferred shares, par value US$0.0000125 per share, of the Company (the “Series B Preferred Shares”), the series C preferred shares, par value US$0.0000125 per share, of the Company (the “Series C Preferred Shares”), the series D preferred shares, par value US$0.0000125 per share, of the Company (the “Series D Preferred Shares”), the series E preferred shares, par value US$0.0000125 per share, of the Company (the “Series E Preferred Shares”), the series F preferred shares, par value US$0.0000125 per share, of the Company (the “Series F Preferred Shares”), the series F-1 preferred shares, par value US$0.0000125 per share, of the Company (the “Series F-1 Preferred Shares”), the series G preferred shares, par value US$0.0000125 per share, of the Company (the “Series G Preferred Shares”), and the series G-1 preferred shares, par value US$0.0000125 per share, of the Company (the “Series G-1 Preferred Shares”).

“Prohibited Person” means any Person that is (i) a national or resident of any U.S. embargoed or restricted country, (ii) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, or (iii) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly or partially state-owned, or partially state-owned, state-Controlled, or state-operated enterprise, including a PRC state-owned, state-Controlled, or state-operated enterprise.

“Purchaser Parties” means collectively, Purchaser and the Rollover Shareholder.

“Qualified Tax Advisor” means such Big Four Accounting Firms approved by Purchaser in writing, or such other professional tax advisor as may be agreed in writing between Shareholders Representative and Purchaser, for the purposes of carrying out the actions set forth in Section 7.08.

“Rajax PRC Companies” means the Rajax WFOE, the Rajax Domestic Company, the Rajax WFOE Subsidiary, Hongyi, Pengxun, Zhiguan and Fengniao.

“Related Party” means any Affiliate, senior management, director, supervisory board member, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Restrictive Provisions” means any provisions in the Contracts to which a Group Company is a party that restricts the ability of any Group Company or any other Person to conduct or engage in any business or activity with Alibaba or any of its Affiliates.

“ROFR Agreement” means the Tenth Amended and Restated Right of First Refusal & Co-Sale Agreement entered into by and among the parties named therein on August 24, 2017.

“Rollover Employee Options” means certain Company Options issued and outstanding as of, or issued after, the date of this Agreement which remain unexercised as of the Closing and which are listed in the Rollover Employee Option Confirmation Letter.

“Rollover Employee Shares” means the Ordinary Shares listed as “Rollover Employee Shares” in Column 2 of Appendix A to Schedule II which were issued upon the exercise of Company Options on or after February 28, 2018 and prior to the Closing.

“RSU” means the restricted share units, pursuant to which certain number of Ordinary Shares have been reserved for issuance to the Principals and/or Principal Holdcos.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, Circular 7, Circular 13, Circular 37 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration for Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Seller Pro Rata Share” shall mean, with respect to a Selling Shareholder, a fraction, the numerator of which is the total number of Sale Shares of such Selling Shareholder and the denominator of which is the total number of Aggregate Sale Shares.

“Sequoia” shall mean, collectively, Sequoia Capital CV IV Holdco, Ltd. and Sequoia Capital China GF Holdco III-A, Ltd.

“Share Restriction Agreements” means, collectively, the Share Restriction Agreements, each dated August 24, 2015, executed by the Company, the Principals and the Principal Holdcos and certain other parties thereto.

“Shareholder Pro Rata Share” shall mean, (a) with respect to a Selling Shareholder, a fraction, the numerator of which is the total number of Sale Shares of such Selling Shareholder and the denominator of which is the sum of (i) the total number of Aggregate Sale Shares and (ii) the total number of Rollover Shares, and (b) with respect to the Rollover Shareholder, a fraction, the numerator of which is the total number of Rollover Shares and the denominator of which is the sum of (i) the total number of Aggregate Sale Shares and (ii) the total number of Rollover Shares.

“Shareholders Agreement” means the Tenth Amended and Restated Shareholders Agreement entered into by and among the parties named therein on August 24, 2017.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Specified Laws” means the PRC Anti-Unfair Competition Law, Data Protection Laws, Food Safety Laws, Telecommunication Regulation of the PRC (中华人民共和国电信条例), Content of Categories of Telecommunication Business (2015) (电信业务分类目录 (2015年版) ) and Notice of Ministry of Industry and Information Technology on Removing the Restrictions on Foreign Equity Ratios in Online Data Processing (Operating E-commerce) Business (工业和信息化部关于放开在线数据处理与交易处理业务 (经营类电子商务)外资股比限制的通告 ).

“Stores” means the stores owned by the Rajax WFOE Subsidiary from time to time.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Supplemental Control Documents” means the following documents collectively: (i) the Proxy Agreement (授权委托协议) entered into by and between the Rajax WFOE and each of the Principals respectively; (ii) the Intellectual Property Exclusive Option Agreement (知识产权独家认购协议) entered into by and between the Rajax WFOE and the Rajax Domestic Company; (iii) the Domain Transfer Agreements (域名转让协议) entered into by and between the Rajax WFOE and the Rajax Domestic Company; (iv) the Domain Transfer Agreement (域名转让协议) entered into by and between the Rajax Domestic Company and Xuhao Zhang; (v) the Patent Application Right Transfer Agreement (专利申请权转让协议) entered into by and between the Rajax WFOE and the Rajax Domestic Company, all of which were dated August 27, 2012; and (vi) the spousal consent letters executed by each of Jiangman Du (杜江曼), Jingjing Chang (常婧婧), Yanxia Xiao (肖妍霞), and Manman Zhao (赵曼曼) (as the spouse of each equity holder of the Rajax Domestic Company) on 5 March 2016.

“Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar Liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means collectively, this Agreement, the Escrow Agreement, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S. Real Property Holding Corporation” has the meaning as defined in Section 897(c)(2) of the Code.

“Warrantors” means, collectively, the Principals and the Principal Holdcos.

“WFOEs” means, collectively, the Rajax WFOE and the Xiaodu WFOE.

“Xiaodu Group” means, collectively, the Xiaodu Cayman Company, the Xiaodu HK Company, the Xiaodu PRC Companies and each Subsidiary of any of the foregoing.

“Xiaodu PRC Companies” means, collectively, the Xiaodu WFOE, Xiaodu Shenghuo, Xunda, Xinchi and Zhenxuan.

SECTION 1.02 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Location of Definition
Accounting Firm	Section 2.05(b)
Accounting Firm Determination	Section 2.05(b)
Aggregate Purchase Price	Section 2.01(a)
Aggregate Sale Shares	Section 2.01(a)
Arbitration Notice	Section 10.03(a)
Asserted Action	Section 9.04(a)
Asserted Liability	Section 9.04(a)
Audit and Indemnity Escrow Account	Section 2.04(b)
Audit and Indemnity Escrow Amount	Section 2.04(b)

Audit and Indemnity Escrow Fees	Section 2.04(b)
Audit Difference	Section 2.05(a)
Audited 2017 Financial Statements	Section 7.14
Closing	Section 2.02
Closing Audit	Section 2.05(b)
Closing Date	Section 2.02
Company	Preamble
Company Disclosure Schedule	Article III
Company IP	Section 3.17(a)
Compliance Laws	Section 3.14(a)
Deferred Payment Agreement	Section 2.06(b)
Dispute	Section 10.03(a)
Escrow Agent	Section 2.04(a)
Escrow Agreement	Section 2.04(a)
Fengniao	Schedule IV
Financial Statements	Section 3.09
Grace Period	Section 9.05(a)
HKIAC	Section 10.03(b)
HKIAC Rules	Section 10.03(b)
Hong Kong	Section 10.02
Hongyi	Schedule IV
Indemnifying Parties	Section 9.03(a)
Indemnifying Party	Section 9.03(a)
Integration Committee	Section 7.20
Key Employees	Section 3.18(d)
Lease	Section 3.15(b)
Material Contracts	Section 3.13(a)
Maximum Net Debt Amount	Section 2.05(a)
New Business License	Section 7.09
New Control Documents	Section 8.02(j)
Onshore Equity Transfer	Section 7.09
Parties	Preamble
Party	Preamble
Payment Fund	Section 2.03(c)(i)
Pengxun	Schedule IV
Per Share Purchase Price	Section 2.01(a)
Principal	Preamble
Principal Holdco	Preamble
Principal Holdcos	Preamble
Principals	Preamble
Pro Rata Audit Difference	Section 2.05(e)
Pro Rata Indemnity Amount	Section 9.04(b)
Purchase Price	Section 2.01(a)
Purchaser	Preamble
Purchaser Indemnified Parties	Section 9.03(a)
Purchaser Share	Section 2.01(b)

Rajax Domestic Company	Schedule IV
Rajax HK Subsidiary	Schedule IV
Rajax WFOE	Schedule IV
Rajax WFOE Subsidiary	Schedule IV
Relevant Obligations	Section 2.06(c)
Relevant PRC Tax Authority	Section 7.08(b)
Representatives	Section 3.14(a)
Required Governmental Consents	Section 3.06(b)
Rollover Employee Option Confirmation Letter	Section 2.06(b)
Rollover Option Holder	Section 2.06(b)
Rollover Option Holders	Section 2.06(b)
Rollover Purchase Price	Section 2.06(b)
Rollover Share	Section 2.01(b)
Rollover Shareholder	Preamble
Rollover Shares	Section 2.01(b)
Sale Shares	Section 2.01(a)
Selling Shareholder	Preamble
Selling Shareholders	Preamble
Selling Tax	Section 7.08(a)
Share Purchases	Section 2.01(a)
Share Rollover	Section 2.01(b)
Shareholders Disclosure Schedule	Article V
Shareholders Representative	Section 7.18
Shares	Recitals
Statement Date	Section 3.09
Survival Period	Section 9.05(b)
Takeover Statute	Section 3.29
Tax Escrow Account	Section 2.04(a)
Tax Escrow Amount	Section 2.04(a)
Tax Escrow Fees	Section 2.04(a)
Termination Date	Section 9.01(b)(i)
Transactions	Section 2.01(b)
Undisputed Indemnity Amount	Section 9.04(c)
Xiaodu Cayman Company	Schedule IV
Xiaodu HK Company	Schedule IV
Xiaodu Shenghuo	Schedule IV
Xiaodu WFOE	Schedule IV
Xinchi	Schedule IV
Xunda	Schedule IV
Zhenxuan	Schedule IV
Zhiguan	Schedule IV

SECTION 1.03 Interpretations. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in Article I shall have the meanings assigned to them in this Article I and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules and Exhibits are to the Schedules and Exhibits attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to Laws include any such Law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xv) all references to U.S. dollars or to “US$” are to currency of the United States of America, all references to RMB are to currency of the PRC and all references to “HK$” are to currency of Hong Kong (and each shall be deemed to include reference to the equivalent amount in other currencies).

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of Shares.

(a) Share Purchases. Upon the terms and subject to the conditions contained herein, at the Closing, each Selling Shareholder shall, severally but not jointly, sell and transfer to Purchaser, and Purchaser shall purchase and acquire from each Selling Shareholder (the “Share Purchases”), the entire legal and beneficial ownership (together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement) of all of such Selling Shareholder’s Shares, which type and number of Shares is set forth opposite such Selling Shareholder’s name under Columns 2 and 3 of Schedule II hereto (including Appendix A thereto) (the “Sale Shares” of such Selling Shareholder, and the aggregate of all Sale Shares of the Selling Shareholders to be purchased by Purchaser hereunder, the “Aggregate Sale Shares”), free and clear of all Liens, in exchange for an aggregate purchase price in cash in U.S. Dollars in the amount set forth opposite such Selling Shareholder’s name under Column 4 of Schedule II hereto (including Appendix A thereto) (the “Purchase Price” payable to such Selling Shareholder, and the aggregate of all Purchase Prices to be paid by Purchaser to the Selling Shareholders pursuant to this Section 2.01, the “Aggregate Purchase Price”). The Aggregate Purchase Price (and the Purchase Price payable to each Selling Shareholder by Purchaser) reflects a per share purchase price of US$0.6517400968, inclusive of all applicable Selling Tax (the “Per Share Purchase Price”).

(b) Restructuring. Upon the terms and subject to the conditions contained herein, at the Closing, each of the Shares held by the Rollover Shareholder immediately prior to the Closing (each, a “Rollover Share”, and collectively, the “Rollover Shares”) shall be rolled over and exchanged for 5,200,953,827 validly issued, fully paid and non-assessable ordinary shares, par value US$0.0001 per share, of Purchaser (the “Purchaser Shares”), with no cash consideration to be paid by Purchaser to the Rollover Shareholder (the “Share Rollover”, and together with the Share Purchases, the “Transactions”).

SECTION 2.02 Closing; Closing Date. Upon the terms and subject to the conditions contained herein, the closing of the Transactions (the “Closing”) shall take place at 9:00 p.m. (Hong Kong time) on a date no later than ten (10) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), which date shall be no later than twenty (20) Business Days after the date of this Agreement, or any other date or time agreed in writing by Purchaser and the Shareholders Representative (the “Closing Date”) at the offices of Simpson Thacher & Bartlett, 35/F ICBC Tower, 3 Garden Road, Central, Hong Kong, or at another place agreed in writing by Purchaser and the Shareholders Representative.

SECTION 2.03 Closing Deliverables.

(a) Closing Deliverables by the Selling Shareholders and the Rollover Shareholder. At the Closing:

(i) each Selling Shareholder shall, severally but not jointly, deliver or cause to be delivered to Purchaser a deed of transfer, in the form of Exhibit A-1 hereto and duly executed by such Selling Shareholder or a Director of the Company on behalf of such Selling Shareholder, dated as of the Closing Date, with respect to the sale and transfer of all of such Selling Shareholder’s Sale Shares to Purchaser;

(ii) (A) each Selling Shareholder shall, severally but not jointly, deliver to Purchaser, the original share certificate(s) representing all of such Selling Shareholder’s Sale Shares or, if such original share certificate(s) could not be located and delivered to Purchaser at the Closing, then such relevant Selling Shareholder shall deliver to Purchaser an affidavit and indemnity for the lost share certificate(s) in form and substance acceptable to Purchaser and the registered office provider of the Company in respect of such Selling Shareholders’ Sale Shares, or (B) the Shareholders Representative shall deliver to Purchaser a written confirmation from the Company’s registered office that such share certificate(s) will be cancelled at the Closing;

(iii) the Rollover Shareholder shall deliver or cause to be delivered to Purchaser a deed of transfer, in the form of Exhibit A-2 hereto and duly executed by the Rollover Shareholder, dated as of the Closing Date, with respect to the rollover and exchange of all of the Rollover Shareholder’s Rollover Shares for the Purchaser Shares;

(iv) the Rollover Shareholder shall deliver to Purchaser, the original share certificate(s) representing all of the Rollover Shareholder’s Rollover Shares or, if such original share certificate(s) could not be located and delivered to Purchaser at the Closing, an affidavit and indemnity for the lost share certificate(s) in form and substance acceptable to Purchaser and the registered office provider of the Company in respect of the Rollover Shareholder’s Rollover Shares; and

(v) each of the Principals and Principal Holdcos, CITICPE, and Sequoia shall deliver to Purchaser the resignation letter of its respective appointee serving as a Director prior to the Closing, effective as of the Closing, and the Principals and Principal Holdcos shall deliver to Purchaser the resignation letter of the Mr. Wei CHENG (from his directorship) prior to the Closing, effective as of the Closing.

(b) Closing Deliverables by the Company. At the Closing, the Company shall, and the Principals and the Principal Holdcos shall cause the Company to, deliver or cause to be delivered to Purchaser:

(i) the register of members, dated as of the Closing and certified by the registered office provider of the Company, updated to reflect the Transactions and Purchaser’s ownership of the Aggregate Sale Shares and Rollover Shares, free and clear of all Liens;

(ii) one or more share certificates in the name of Purchaser (and/or its designee), dated as at the Closing Date and duly executed on behalf of the Company, collectively evidencing the ownership by Purchaser (and/or its designee) of the Aggregate Sale Shares and Rollover Shares;

(iii) the shareholders’ registry of the Rajax Domestic Company, Xiaodu Shenghuo, Xunda and Xinchi, each of which certified to be a true and correct copy by the Company, where the Purchaser’s designated individual is, as of the Closing Date, recorded as the holder of 100% of the equity interest of such Group Companies;

(iv) the original (or if the original is not available, copy) of each of the current version of the constitutional documents (including the articles of association, shareholders agreement, limited partnership agreement and all amendments thereto) of each Group Company;

(v) the official chop, financial chop and contract chop of each Group Company and all other chops capable of representing any Group Company (if any), the books and accounts of each Group Company;

(vi) the originals and all duplicates of the current business license of each PRC Group Company;

(vii) the originals of the IC card foreign exchange registration certificate (IC卡外汇登记证), the permits for opening bank accounts (银行开户许可证), the bank account signature cards (银行印鉴卡), and the USB Keys (U盾) to operate all existing bank accounts of each PRC Group Company (if applicable); and

(viii) the originals of all the forms and documents required by the relevant banks to effect the change of authorized signatures to all bank accounts of each Group Company, duly affixed with the company chop of such Group Company.

(c) Closing Deliverables by Purchaser. At the Closing, subject to the terms and conditions hereunder, Purchaser shall, subject to the receipt by Purchaser or its representative of each of the documents required to be delivered by each of the Selling Shareholders, the Rollover Option Holders and the Rollover Shareholder, as applicable, pursuant to Section 2.03(a) and the Company pursuant to Section 2.03(b):

(i) pay or cause to be paid to the Paying Agent cash in an amount equal to (A) the sum of (x) the Aggregate Purchase Price payable to all Selling Shareholders (other than the Former Company Share Award Holders), (y) the relevant portion of the Aggregate Purchase Price payable in cash to all Former Company Share Award Holders, and (z) the relevant portion of the aggregate Rollover Purchase Prices payable in cash to all Rollover Option Holders, in each case of (y) and (z), in accordance with Section 2.06 and the Deferred Payment Agreements except as otherwise provided in, and subject to the terms of, the Deferred Payment Agreements, minus (B) the sum of (x) the Tax Escrow Amount, (y) the Audit and Indemnity Escrow Amount and (z) the aggregate amounts payable in cash to all Former Company Share Award Holders and Rollover Option Holders after the Closing pursuant to the Deferred Payment Agreements (such cash being hereinafter referred to as the “Payment Fund”); provided that Purchaser shall remain liable for payment of Purchase Price to each Selling Shareholder, and Rollover Purchase Price to each Rollover Option Holder, following the Closing subject to and in accordance with the terms and conditions of this Agreement and, in the case of the Former Company Share Award Holders and Rollover Option Holders, the relevant Deferred Payment Agreements;

(ii) pay or cause to be paid to the Escrow Agent, in accordance with the Escrow Agreement, an amount equal to the sum of the Tax Escrow Amount and the Audit and Indemnity Escrow Amount, by wire transfer of immediately available funds to the Tax Escrow Account and the Audit and Indemnity Escrow Account, respectively; and

(iii) issue a share certificate in the name of the Rollover Shareholder, dated as of the Closing Date and duly executed by Purchaser, evidencing the ownership by the Rollover Shareholder of the Purchaser Shares.

SECTION 2.04 Escrow Arrangements.

(a) The Parties agree that an aggregate amount equal to ten percent (10%) of the Aggregate Purchase Price, as apportioned among the Selling Shareholders as set out in Column 5 of Schedule II (including Appendix A thereto) (the “Tax Escrow Amount”), shall be deducted from the Aggregate Purchase Price payable at Closing and deposited in an escrow account (the “Tax Escrow Account”) at the Closing pursuant to an escrow agreement (the “Escrow Agreement”) to be entered into among JPMorgan Chase Bank, N.A. (the “Escrow Agent”), Purchaser and the Shareholders Representative. Purchaser and the Shareholders Representative shall enter into the Escrow Agreement with the Escrow Agent as promptly as practicable following the date hereof. Any administrative fees and expenses of the Escrow Agent (“Tax Escrow Fees”) will be paid using funds distributed from the Tax Escrow Account (for the avoidance of doubt, each Selling Shareholders’ obligation to the Tax Escrow Fees shall be several but not joint). The Tax Escrow Fees will be allocated among each of the Selling Shareholders in accordance with its Seller Pro Rata Share thereof. After a Selling Shareholder (or Purchaser, on behalf of such Selling Shareholder) has filed the Tax Returns in accordance with Section 7.08, the relevant Tax Escrow Amount allocated to such Selling Shareholder (net of such Selling Shareholder’s allocated portion of the Tax Escrow Fees) shall be (and Purchaser shall deliver written instructions to instruct the Escrow Agent to cause the relevant Tax Escrow Amount to be): (i) released and paid to the Relevant PRC Tax Authority to settle any Selling Tax of such Selling Shareholder directly from the Tax Escrow Account pursuant to written instruction by Purchaser to the Escrow Agent, subject to the prior written consent of such Selling Shareholder or the Shareholders Representative, within five (5) Business Days after Purchaser has received an explanation letter prepared by the Qualified Tax Advisor together the account details of the tax collection account of such Relevant PRC Tax Authority, with any balance remaining out of such relevant portion of the Tax Escrow Amount to be concurrently released and distributed to such Selling Shareholder within ten (10) Business Days thereafter, (ii) released and distributed to such Selling Shareholder within ten (10) Business Days after Purchaser has received the tax payment receipt (“税收缴款书” in Chinese) or such other adequate evidence to its reasonable satisfaction that such Selling Shareholder has fully paid the relevant Selling Tax, or (iii) released and distributed to such Selling Shareholder within ten (10) Business Days after Purchaser has received adequate evidence to its reasonable satisfaction that no such Taxes are required to be paid by such Selling Shareholder in connection with the Transactions.

(b) The Parties further agree that an aggregate amount equal to nine percent (9%) of the Aggregate Purchase Price, as apportioned among each Selling Shareholder as set out in Column 6 of Schedule II (including Appendix A thereto) (the “Audit and Indemnity Escrow Amount”), shall be deducted from the Aggregate Purchase Price payable at Closing and deposited in an escrow account (the “Audit and Indemnity Escrow Account”) at the Closing pursuant to the Escrow Agreement. Any administrative fees and expenses of the Escrow Agent (“Audit and Indemnity Escrow Fees”) will be paid using funds distributed from the Audit and Indemnity Escrow Account (for the avoidance of doubt, each Selling Shareholders’ obligation to the Audit and Indemnity Escrow Fees shall be several but not joint). The Audit and Indemnity Escrow Fees will be allocated among each of the Selling Shareholders in accordance with its Seller Pro Rata Share thereof. The Escrow Agent shall make disbursements from the Audit and Indemnity Escrow Account pursuant to written instruction by Purchaser to the Escrow Agent in accordance with Section 2.05 and Section 9.04.

SECTION 2.05 Post-Closing Audit Adjustment.

(a) The Per Share Purchase Price is based on the enterprise valuation of the Group Companies as of 11:59 p.m. (Hong Kong time) on the Benchmark Date being equal to US$9,500,000,000. The Aggregate Purchase Price is subject to the Benchmark Date Net Debt being not greater than US$446,245,236 (the “Maximum Net Debt Amount”). In the event that the Benchmark Date Net Debt is greater than the sum of (i) the Maximum Net Debt Amount and (ii) US$10,000,000 (such excess amount, the “Audit Difference”), the Aggregate Purchase Price shall be reduced by the entire amount of the Audit Difference (such reduction to be effected in respect of the Purchase Price payable to each Selling Shareholder through a reduction in the Audit and Indemnity Escrow Amount allocated to each Selling Shareholder) in accordance with the terms of this Section 2.05.

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(b) After the Closing Date, Purchaser shall engage PricewaterhouseCoopers and/or its PRC domestic affiliates (the “Accounting Firm”) to audit the consolidated balance sheet, statement of income and statement of cash flows of the Group as of and for the period beginning on January 1, 2018 and ending as of the Closing Date in conformity with the Accounting Standards (the “Closing Audit”). Purchaser shall direct the Accounting Firm to deliver to Purchaser and the Shareholders Representative, as soon as practicable following the Closing Date but in any event within sixty (60) days after the Closing Date, a statement based on the results of the Closing Audit (the “Accounting Firm Determination”) setting forth the Accounting Firm’s calculation of (i) the Benchmark Date Net Debt calculated in accordance with the Calculation Principles and (ii) the Audit Difference, if any. For the avoidance of doubt, in the event that the Benchmark Date Net Debt set forth in the Accounting Firm Determination is equal to or less than the sum of (i) the Maximum Net Debt Amount and (ii) US$10,000,000, there shall be no Audit Difference.

(c) The Company shall, and Purchaser, the Company, the Principals and the Principal Holdcos shall cause each Group Company to, provide the Accounting Firm with reasonable access to all relevant books and records and other documents, personnel and representatives of the Group Companies and other items reasonably requested by the Accounting Firm in connection with the Closing Audit or for purposes of delivering the Accounting Firm Determination, and such Parties shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, the fees and expenses of the Accounting Firm shall be borne by each of the Selling Shareholders and the Rollover Shareholder, severally but not jointly, based on their respective Shareholder Pro Rata Shares.

(d) The Parties agree that (i) the Accounting Firm Determination shall be deemed to be final, conclusive, binding and non-appealable, absent fraud or manifest error, (ii) the procedures set forth in this Section 2.05 shall be the sole and exclusive remedy with respect to the determination as to whether there is an Audit Difference and (iii) the Accounting Firm Determination shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.

(e) In the event that an Audit Difference is determined pursuant to this Section 2.05, Purchaser shall deliver written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser an aggregate amount equal to (i) the Audit Difference multiplied by (ii) the Aggregate Selling Shareholders Percentage (the “Audit Difference Payment”). The Audit and Indemnity Escrow Amount allocated to each Selling Shareholder shall be reduced by an amount equal to its Seller Pro Rata Share of the Audit Difference Payment (the “Pro Rata Audit Difference”). After any disbursements required to be made to Purchaser pursuant to this Section 2.05(e) have been made, any remaining Audit and Indemnity Escrow Amount allocated to each Selling Shareholder shall remain in the Audit and Indemnity Escrow Amount for purposes of satisfying such Selling Shareholder’s indemnification obligations pursuant to Section 9.03 and Section 9.04.

(f) On the date immediately following the second (2nd) year anniversary of the Closing, but subject to any disbursements required to be made to Purchaser pursuant to (i) Section 2.05(e) and (ii) Section 9.03 and Section 9.04 with respect to any Undisputed Indemnity Amount of any pending claims thereunder, Purchaser shall deliver written instructions to the Escrow Agent instructing the Escrow Agent to deliver to each Selling Shareholder any then remaining Audit and Indemnity Escrow Amount allocated to such Selling Shareholder, less the amount of any then pending but unresolved claims which are supported by reasonable evidence of such claimed amount under Section 9.03 which shall be held in the Audit and Indemnity Escrow Account until resolved in accordance with Section 9.04 and distributed accordingly.

SECTION 2.06 Company Share Awards; ESOP.

(a) As soon as practicable following the date hereof, the Board or the compensation committee of the Board, as applicable, shall (i) terminate the ESOP and any relevant award agreements applicable to the ESOP, as of the Closing, (ii) cancel each Company Share Award that is outstanding and unexercised (including the Rollover Employee Options, subject to Section 2.06(b)), whether or not vested or exercisable, as of the Closing, and (iii) otherwise effectuate the provisions of this Section 2.06. From and after the Closing, neither Purchaser nor the Company shall be required to issue any Ordinary Shares, other share capital of the Company or any other consideration (other than as required pursuant to the Deferred Payment Agreements referenced in this Section 2.06) to any Person pursuant to or in settlement of any Company Share Award.

(b) Prior to the Closing, Purchaser and the Company shall agree with each other and enter into a written confirmation letter (the “Rollover Employee Option Confirmation Letter”), setting forth (i) a list of each holder of Rollover Employee Options (each such holder, a “Rollover Option Holder” and collectively, the “Rollover Option Holders”), (ii) the number of Rollover Employee Options held by such Rollover Option Holder, (iii) the number of Ordinary Shares underlying such Rollover Employee Options, (iv) the aggregate purchase price in U.S. Dollars payable to such Rollover Option Holder (which reflects a purchase price per Ordinary Share underlying such Rollover Employee Options equal to the Per Share Purchase Price) (the “Rollover Purchase Price”), (v) the relevant Tax Escrow Amount allocated to such Rollover Option Holder, and (vi) the relevant Audit and Indemnity Escrow Amount allocated to such Rollover Option Holder, in each case of clauses (v) and (vi) determined in accordance with the Relevant Obligations, subject to Section 2.06(c). In exchange for the cancellation of each Rollover Option Holder’s Rollover Employee Options, such Rollover Option Holder shall have the right to (i) receive a cash payment of all or a portion of the Rollover Purchase Price payable to such Rollover Option Holder at the Closing (subject to further reduction and deferral of a portion of such cash payment in accordance with the applicable Deferred Payment Agreement) and/or, (ii) in lieu of receiving a cash payment of a portion of such Rollover Purchase Price, roll over and exchange all or a portion of their Rollover Employee Options into Equity Securities of an Affiliate of Purchaser, in each case subject to the terms and conditions of this Agreement and a Deferred Payment Agreement to be executed and delivered by such Rollover Option Holder and Purchaser in accordance with the terms hereof.

(c) Notwithstanding anything to the contrary contained herein and without prejudice to the express obligations of the Rollover Option Holders hereunder, and subject to the applicable Deferred Payment Agreement of each Rollover Option Holder, the obligations of and provisions binding on each Selling Shareholder pursuant to Section 2.04, Section 2.05, Section 7.08, Section 7.15, Section 7.17, Section 7.18, Section 9.03, Section 9.04, Section 9.05 and Section 9.06 (collectively, the “Relevant Obligations”) shall apply, mutatis mutandis, to each Rollover Option Holder as if references therein (i) to the Selling Shareholders, individually or collectively, were to Rollover Option Holders, individually or collectively, as applicable, (ii) to the Sale Shares of a Selling Shareholder and the Aggregate Sale Shares of all Selling Shareholders were to the Ordinary Shares underlying the Rollover Employee Options held by a Rollover Option Holder and the aggregate Ordinary Shares underlying the Rollover Employee Options held by all Rollover Option Holders, respectively, for purposes of determining the Aggregate Selling Shareholders Percentage, Seller Pro Rata Share and Shareholder Pro Rata Share in the Relevant Obligations, (iii) to the Purchase Price payable to a Selling Shareholder and the Aggregate Purchase Price payable to all Selling Shareholders were to the Rollover Purchase Price payable to each Rollover Option Holder and the aggregate Rollover Purchase Prices payable to all Rollover Option Holders, respectively, solely for purposes of Section 2.04, Section 2.05 and Section 9.06, and (iv) to any information under Schedule II were to the relevant information under the Rollover Employee Option Confirmation Letter, and references to each other defined term as used therein shall be construed accordingly. For the avoidance of doubt, with respect to the Sections providing for the Relevant Obligations and any defined term used therein, (i) each Rollover Option Holder shall be deemed a “Selling Shareholders” for the purposes thereof, (ii) the Ordinary Shares underlying the Rollover Employee Options shall be deemed “Sale Shares”, and shall be counted towards the “Aggregate Sale Shares”, for the purposes of determining the Aggregate Selling Shareholders Percentage, Seller Pro Rata Share and Shareholder Pro Rata Share in the Relevant Obligations; and (iii) the Rollover Purchase Price payable to each Rollover Option Holder shall be deemed “Purchase Price” and shall be counted towards the “Aggregate Purchase Price”, solely for purposes of Section 2.04, Section 2.05 and Section 9.06. Each Rollover Option Holder agrees to be bound by each of the Relevant Obligations.

(d) As soon as practicable following the date hereof and prior to the Closing, each of the Former Company Share Award Holders and Rollover Option Holders, on the one hand, and Purchaser, on the other hand, shall enter into one or more agreements in a form agreed between Purchaser and the Company (each, a “Deferred Payment Agreement”), pursuant to which such Former Company Share Award Holder or Rollover Option Holder, as applicable, will agree to (i) defer its receipt in cash of a portion of the Purchase Price or Rollover Purchase Price, as applicable, payable to such Person for specified periods of time and be subject to certain restrictions and conditions to the receipt of such deferred portion of the Purchase Price or Rollover Purchase Price, as applicable, and/or (ii) in lieu of receiving a cash payment of a portion of such Purchase Price or Rollover Purchase Price, as applicable, roll over and exchange all or a portion of its Rollover Employee Shares or Rollover Employee Options, as applicable, into Equity Securities of an Affiliate of Purchaser and be subject to certain restrictions and conditions applicable thereto. As soon as practicable after Purchaser and the Company have agreed on the form of the Deferred Payment Agreements and prior to the Closing, the Company shall (A) prepare and distribute to each Former Company Share Award Holder and Rollover Option Holder the applicable Deferred Payment Agreement, (B) cause each Former Company Share Award Holder and holder of Rollover Employee Options to execute the applicable Deferred Payment Agreement prior to the Closing, and (C) deliver all such executed Deferred Payment Agreements to Purchaser. Prior to the Closing, Purchaser shall execute each of the Deferred Payment Agreements which has been duly executed by the Former Company Share Award Holders and holders of Rollover Employee Options, as applicable, and delivered by the Company to Purchaser. As soon as practicable following the date hereof and in any event prior to the Closing, the Company shall cause each Exercising Company Share Award Holder and Rollover Option Holder to deliver to Purchaser and the Shareholders Representative a counterpart, duly executed by such Person, to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as may be specifically set forth in the Company Disclosure Schedule delivered by the Company Parties to Purchaser as of the date hereof and attached to this Agreement as Schedule VII (the “Company Disclosure Schedule”), each of the Warrantors jointly and severally represents and warrants to Purchaser that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date:

SECTION 3.01 Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under each of the Transaction Documents, the Control Documents and the Supplemental Control Documents to which it is a party. Except as set forth in Section 3.01 of the Company Disclosure Schedule, each Group Company is qualified to do business in the manner presently conducted and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect. Except as disclosed in Section 3.01 of the Company Disclosure Schedule, each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Governmental Authorities, and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

SECTION 3.02 Capitalization and Voting Rights.

(a) Company. Immediately prior to the Closing, the authorized share capital of the Company shall be US$500,000 divided into (a) a total of 26,962,943,820 authorized Ordinary Shares, 2,079,515,800 (subject to any change due to any exercise of Company Options prior to the Closing) of which are issued and outstanding and 13,037,056,180 of which have been reserved for issuance upon conversion of the Preferred Shares, (b) a total of 13,037,056,180 authorized Preferred Shares, 449,999,920 of which are designated as Series A Preferred Shares, all of which are issued and outstanding; 350,000,000 of which are designated as Series B Preferred Shares, all of which are issued and outstanding; 555,555,520 of which are designated as Series C Preferred Shares, all of which are issued and outstanding; 592,074,960 of which are designated as Series D Preferred Shares, all of which are issued and outstanding; 1,833,333,278 of which are designated as Series E Preferred Shares, all of which are issued and outstanding; 1,528,943,088 of which are designated as Series F Preferred Shares, all of which are issued and outstanding; 2,974,476,361 of which are designated as Series F-1 Preferred Shares, all of which are issued and outstanding; 1,865,592,383 of which are designated as Series G Preferred Shares, 782,937,131 of which are issued and outstanding, and 2,887,080,670 of which are designated as Series G-1 Preferred Shares, 2,314,175,599 of which are issued and outstanding immediately prior to the Closing. Section 3.02(a) of the Company Disclosure Schedule sets forth the capitalization table of each Group Company (other than the Company) as of immediately prior to the Closing, reflecting all then outstanding and authorized Equity Securities of such Group Company, the record and beneficial holders thereof, the issuance date, and the terms of any vesting applicable thereto. Schedule III of this Agreement sets forth the capitalization table of the Company, on a fully-diluted and as-converted basis immediately before the Closing.

(b) Xiaodu Cayman Company. The authorized share capital of the Xiaodu Cayman Company is, as of the date of this Agreement, US$50,000, divided into 5,000,000,000 shares of US$ 0.00001 each, 1 of which is issued and outstanding and held by the Company.

(c) Rajax HK Subsidiary. The authorized share capital of the Rajax HK Subsidiary is, as of the date of this Agreement, HK$1,000, divided into 10,000,000 shares, all of which is issued and outstanding and held by the Company.

(d) Xiaodu HK Company. The authorized share capital of the Xiaodu HK Company is, as of the date of this Agreement, HK$1, divided into 1 share, all of which is issued and outstanding and held by the Xiaodu Cayman Company.

(e) WFOE. The registered capital of each WFOE is set forth opposite its name on Section 3.02(e) of the Company Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(f) Rajax WFOE Subsidiary. The registered capital of the Rajax WFOE Subsidiary is set forth opposite its name on Section 3.02(f) of the Company Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(g) Domestic Company. The registered capital of each Domestic Company is set forth opposite its name on Section 3.02(g) of the Company Disclosure Schedule, together with an accurate list of the record and SAIC registered owners of such registered capital.

(h) No Other Securities. Except as set forth in Section 3.02(h) of the Company Disclosure Schedule and for (i) the conversion privileges of the Preferred Shares provided in the Charter Documents of the Company as currently in effect, (ii) certain rights expressly provided in the Charter Documents of the Company as currently in effect, and (iii) certain rights expressly provided in this Agreement, the Memorandum and Articles, the Shareholders Agreement, the ROFR Agreement, the Share Restriction Agreements, the Control Documents and the Supplemental Control Documents, as of the date of this Agreement and at the Closing, (x) there are no other authorized or outstanding Equity Securities of any Group Company; (y) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (z) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement, the Company has not granted any registration rights or information rights to any other Person (except to the extent provided by applicable PRC Laws), nor is the Company obliged to list any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, the Control Documents and the Supplemental Control Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company. Other than the ESOP, no Group Company is bound by any equity incentive plan. There are no commitments or agreements of any character to which any Group Company is bound obligating any Group Company to accelerate or otherwise alter the vesting of any Company Share Award as a result of the Transactions, and each Company Share Award may, by its terms, be treated at the Closing as set forth in Section 2.06.

(i) Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. Except for those disclosed in Section 3.02(i) of the Company Disclosure Schedule, all share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and non-assessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Control Documents, the Shareholders Agreement, the ROFR Agreement, the Memorandum and Articles and applicable Laws). Except as contemplated under the Transaction Documents, the Control Documents, the Supplemental Control Documents and set forth in Section 3.02(i) of the Company Disclosure Schedule, there are no (i) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (ii) dividends which have accrued or been declared but are unpaid by any Group Company, (iii) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (iv) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company.

(j) Title. Except disclosed Section 3.02(j) of the Company Disclosure Schedule, the Shares held by the Principal Holdcos are free and clear of all Liens of any kind other than those arising under applicable Law or as set forth in the Transaction Documents, Control Documents, the Supplemental Control Documents or the Memorandum and Articles.

(k) Company Share Awards. Section 3.02(k) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of the date hereof: (i) the name of the Company Share Award recipient; (ii) the particular ESOP or RSU tranche pursuant to which such Company Share Award was granted and the type of such Company Share Award; (iii) the number and type of Ordinary Shares subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the vesting schedule or other vesting conditions, if any, of each such Company Share Award; and (vii) the date on which such Company Share Award expires. The Company has made available to the Purchaser Parties accurate and complete copies of (x) the ESOP and the agreements documenting the RSU tranches pursuant to which the Company has granted the Company Share Awards that are currently outstanding, (y) the form of all award agreements evidencing such Company Share Awards and (z) any award agreements evidencing any Company Share Award with terms that are materially different from those set forth in the form of award agreement.

SECTION 3.03 Corporate Structure; Subsidiaries. Section 3.03 of the Company Disclosure Schedule sets forth a complete structure chart showing the Group Companies, and indicating the ownership and Control relationships among all Group Companies, the nature of the legal entity which each Group Company constitutes, the jurisdiction in which each Group Company was organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. The Company was formed solely to acquire and hold the equity interests in the Rajax HK Subsidiary and Xiaodu Cayman Company. The Rajax HK Subsidiary was formed solely to acquire and hold the equity interests in the Rajax WFOE. The Xiaodu Cayman Company was formed solely to acquire and hold the equity interests in the Xiaodu HK Company. The Xiaodu HK Company was formed solely to acquire and hold the equity interests in the Xiaodu WFOE. Except for those disclosed in Section 3.03 of the Company Disclosure Schedule, neither the Company nor the Rajax HK Subsidiary, the Xiaodu Cayman Company, the Xiaodu HK Company has engaged in any other business and has not incurred any Liability since its formation. Each of the PRC Group Companies is engaged in the Business (as defined in the Shareholders Agreement) and has no other business. Except for those disclosed in Section 3.03 of the Company Disclosure Schedule, no Principal and no Person owned or Controlled by any Principal (other than a Group Company), is engaged in the Business or has any assets in relation to the Business or any Contract with any Group Company. All the historical changes to the share capital of each of the Group Companies and historical transfers of equity interest in each of the Group Companies were made in compliance with the applicable Laws and applicable Contracts, and there are no outstanding Liabilities in connection with such historical changes or historical transfers. Except for the Principal Holdcos, the Group Companies or otherwise as disclosed in Section 3.03 of the Company Disclosure Schedule, none of the Principals owns, directly or indirectly, legally or beneficially, any equity or other ownership interest in any Person (excluding companies whose shares are publicly traded on a recognized securities exchange).

SECTION 3.04 Authorization. Except as otherwise disclosed in Section 3.04 of the Company Disclosure Schedule, each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each party to the Transaction Documents (other than the Purchaser Parties) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents and the performance of all obligations of each such party (including approval of the Transaction Documents and the Transactions, as applicable, by the Board, Rollover Shareholder, the Majority Ordinary Holders and the Majority Preferred Holders, in each case, in accordance with the Memorandum and Articles, the Shareholders Agreement and the ROFR Agreement) has been taken or will be taken prior to the Closing. Each of the Transaction Documents has been, or will be on or prior to the Closing, duly executed and delivered by each party thereto (other than the Purchaser Parties) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and for (iii) where applicable, the recognition and enforcement of arbitral award being subject to relevant Laws.

SECTION 3.05 SAFE Rules and Regulations; Consents; No Conflicts. Except for those disclosed in Section 3.05 of the Company Disclosure Schedule, all SAFE Rules and Regulations have been fully complied with and all requisite approvals or registration certificates required under the SAFE Rules and Regulations in relation thereto have been duly and lawfully obtained and are in full force and effect, and to the Knowledge of the Company Parties, there exist no grounds on which any such approval or registration certificate may be cancelled or revoked or the PRC Group Companies or their respective legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to the issuing SAFE. None of the Company Parties has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations. Except as set forth in Section 3.05 of the Company Disclosure Schedule, all Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Purchaser Parties), have been duly obtained or completed (as applicable) and are in full force and effect. Except as set forth in Section 3.05 of the Company Disclosure Schedule, the execution, delivery and performance of each Transaction Document by each party thereto (other than the Purchaser Parties), and the consummation by such party of the transactions contemplated thereby, do not and will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Group Company, the Shareholders Agreement, the ROFR Agreement, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or any Material Contract, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including without limitation, any indebtedness of such Group Company), or (iii) result in the creation of any Lien upon any of the material properties or assets of any Group Company other than Permitted Liens.

SECTION 3.06 Compliance with Laws; Consents.

(a) Except as disclosed in the Section 3.06(a) of the Company Disclosure Schedule, each Group Company is in compliance in all material respects with all applicable Laws, including without limitation, the Specified Laws. The business of each Group Company as now conducted and as presently planned to be conducted are in compliance in all material respects with all applicable Laws, including without limitation, the Specified Laws. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a material violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable Laws, including without limitation, any Specified Laws, in any material respect, or (b) may give rise to any material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. To the Knowledge of the Company Parties, no Group Company is under investigation with respect to a material violation of any Law.

(b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, all Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted (collectively, the “Required Governmental Consents”), have been duly obtained or completed in accordance with all applicable Laws. Section 3.06(b) of the Company Disclosure Schedule sets forth a complete list of such Required Governmental Consents (or, with respect to the Stores, such material Required Governmental Consents) which each of the Group Companies has obtained, together with, except in the case of the Stores, the name of the entity issuing each such Required Governmental Consent. Without limiting the generality of the foregoing, each Store that has commenced operations at any time prior to the applicable Closing has duly obtained both the business license (营业执照) and the food operation license (食品经营许可证) from the relevant Governmental Authorities and has completed its respective environmental assessment (if applicable).

(c) Except as set forth in the Company Disclosure Schedule, no Required Governmental Consent contains any materially burdensome restrictions or conditions, and each Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in material default under any Required Governmental Consent. To the Knowledge of the Company Parties, there is no reason to believe that any Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other written communication from any Governmental Authority threatening or providing notice of revocation of any Required Governmental Consent issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

SECTION 3.07 Tax Matters. Except as disclosed in the applicable subsection of Section 3.07 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company has been duly and timely filed (taking into account any extension of time to file granted or obtained) by such Group Company in accordance with the applicable Laws and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. Each Group Company has paid in full all Taxes (whether or not shown on any Tax Return) required to be paid by it, except such Taxes, if any, as are being contested in good faith and as to which adequate reserve (determined in accordance with the Accounting Standards) have been provided in the Financial Statements. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding or contemplated. Each Group Company has paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and timely remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or any other Person.

(b) The provisions for Taxes in the Financial Statements fully reflect all unpaid Taxes of each Group Company (as determined in accordance with the Accounting Standards and the applicable Tax Laws), whether or not assessed or disputed as of the date of the applicable Financial Statements. The unpaid Taxes of any Group Company (i) did not, as of the date of the applicable Financial Statements, exceed the reserve for Tax liability (which shall not include any reserve established for deferred Taxes to reflect timing differences between book and Tax income) set forth on the face of the applicable Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date of the Closing in accordance with the past custom and practice of each Group Company in filing its Tax Returns.

(c) No tax audits or administrative or judicial Tax proceedings by any Governmental Authority with respect to any Group Company is currently in progress, nor has any Group Company received any written notice issued by any Governmental Authority threatening the commencement of such foregoing proceedings. No assessment of Tax has been proposed in writing against any Group Company or any of their assets or properties. No Group Company has received from any Governmental Authority (including jurisdictions where such Group Company has not filed Tax Returns) any (i) notice indicating an intent to open audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against such Group Company. No Group Company is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. Except for extensions applied for and granted in the ordinary practice of the applicable jurisdiction, no Group Company currently is the beneficiary of any extension of time within which to file any Tax Return.

(d) No Group Company is being the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or has received any written notices of any threatened examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability, operation of Law or otherwise.

(e) Since the Statement Date, no Group Company has incurred any material Taxes other than in the ordinary course of business consistent with past custom and practice. No Group Company has received any written claim from any Governmental Authority in a jurisdiction where such Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. No Group Company is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, or has branch, permanent establishment, agency of other taxable presence in, any jurisdiction other than the jurisdiction in which it has been established. The Group Companies have fulfilled all the material terms, requirements and criteria for the continuance of all applicable Tax incentives, Tax holidays and Tax rulings, including concessional Tax rate, Tax relief, Tax exemption, Tax refund, Tax credit, and other Tax reduction agreement or order available under any applicable Law. Each such Tax incentives, Tax holidays, Tax rulings and other Tax reduction agreement or order is expected to remain in full effect throughout the current effective period thereof after the Closing and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, and no Group Company has received any notice to the contrary or is aware of any event that may result in repeal, cancellation, revocation, or return of such entitlements. All exemptions, reductions and rebates of material Taxes granted to any Group Company by a Governmental Authority are in full force and effect and have not been terminated. No Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in any taxable period beginning after the date of the Closing as a result of (i) a change in method of accounting occurring on or prior to the date of the Closing, (ii) agreement with any Governmental Authority executed on or prior to the date of the Closing, (iii) installment sale or open transaction disposition made on or prior to the date of the Closing, or (iv) prepaid amount received on or prior to the date of the Closing. The transactions contemplated under this Agreement and the other Transaction Documents to which any Group Company is a party are not in violation of any applicable Law regarding Tax, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax liability for any Group Company. There are no Liens for Taxes (other than Permitted Liens) on any assets of any Group Company.

(f) The Group Companies are in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies. All of the transactions between any Group Company and any other Related Party have been effected on an arm’s length basis. There are no circumstances which have caused or could cause any Governmental Authority to make any transfer pricing adjustment to the profits of any Group Company, or require any such adjustment to be made to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or threatened.

(g) No Group Company is a party to, involved with, bound by or otherwise subject to any Tax sharing, indemnity or allocation agreement or other similar arrangement with any Person (other than a commercial agreement entered into in the ordinary course of business and the principal purpose of which is not the sharing or allocation of Taxes) with respect to Taxes nor does any Group Company owe any amount under any such agreement. No Group Company is a member of an affiliated or combined taxation group with any Person other than the other Group Companies. No Group Company has any Liability for the Taxes of any Person (other than any other Group Company) as a result of such Group Company being part of or owned by, or ceasing to be part of or owned by, an affiliated, combined, consolidated, unitary or other similar group prior to the Closing, as a transferee or successor, by contract or otherwise.

(h) No Group Company has entered into: (i) any transaction the sole or main purpose of which was the avoidance or deferral or reduction of Tax by any Group Company or any associated Person; or (ii) any transaction the objective of which was the exclusion or reduction of the amount of any income, profits, gains, sales, supplies or imports made or enjoyed by any Group Company or any associated Person for any Tax purpose, or the creation or increase of the amount of any deduction, loss, allowance or credit claimed or intended to be claimed by any Group Company or any associated Person for any Tax purpose, that may be challenged, disallowed or investigated by any Governmental Authority.

(i) Each Group Company has complied with all statutory provisions rules, regulations, orders and directions in respect of any value added or similar Tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes of value added Tax.

(j) No Group Company has entered into any concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any Governmental Authority relating to the Group Companies.

(k) The Company will not be required to pay any Taxes under PRC Law with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

(l) The Company is treated as a corporation for U.S. federal income tax purposes. No Group Company has filed any U.S. Tax election, including any entity classification election pursuant to any applicable U.S. Treasury Regulations. No Group Company is a PFIC, CFC or a U.S. Real Property Holding Corporation. No Group Company anticipates that it will become a PFIC, CFC or a U. S. Real Property Holding Corporation in the foreseeable future. No Group Company owns a less than twenty-five percent (25%) equity interest (by value) in any other entity.

SECTION 3.08 Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form made available to the Purchaser Parties. Each Group Company has been in compliance in all material respects with its Charter Documents, and none of the Group Companies has violated or breached any of their respective Charter Documents in any material respect. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with the Accounting Standards. The register of members and directors (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and to the Knowledge of the Company Parties there are no circumstances which might lead to any application for its rectification. All documents requiring to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Companies is being incorporated have been properly made up and filed.

SECTION 3.09 Financial Statements. Section 3.09 of the Company Disclosure Schedule sets forth (a)(i) the audited consolidated balance sheet, statement of income and statement of cash flows for the Group (excluding the Xiaodu Group Companies) as of and for the fiscal year ended December 31, 2016 (the “Statement Date”) and (ii) the audited consolidated balance sheet, statement of income and statement of cash flows for the Xiaodu Group as of and for the fiscal year ended on the Statement Date, (b) the unaudited consolidated balance sheet, statement of income and statement of cash flows for the Group as of and for the twelve (12) months ended December 31, 2017 (the “Unaudited 2017 Financial Statements”), and (c) the unaudited consolidated balance sheet, statement of income and statement of cash flows for the Group as of and for the one month ended January 31, 2018 ((a), (b) and (c) collectively, the “Financial Statements”). When delivered pursuant to Section 7.14, the Audited 2017 Financial Statements shall be deemed to be included in the definition of “Financial Statements”. Except as otherwise disclosed in Section 3.09 of the Company Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with the books and records of the Group, (ii) fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Group as of the dates and for the periods presented therein, and (iii) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods presented. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Financial Statements (which reserves are adequate). There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Group Company.

SECTION 3.10 Changes. Since the Statement Date, each Group Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Statement Date, no Material Adverse Effect has occurred. Except for those disclosed in Section 3.10 of the Company Disclosure Schedule or as expressly provided in the Transaction Documents, since the Statement Date, there has not been:

(a) any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(b) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(c) any sale, assignment, exclusive license, or transfer of any Intellectual Property of any Group Company (other than a transfer to the Company or a wholly-owned Group Company);

(d) any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim;

(e) any incurrence, creation, assumption, repayment, satisfaction, or discharge of (A) any material Lien (other than Permitted Liens) or (B) any Indebtedness (other than Indebtedness incurred, created, assumed, repaid, satisfied or discharged in the ordinary course of business provided that such Indebtedness in the ordinary course of business of all of the Group Companies does not exceed US$5,000,000 in the aggregate) or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(f) any amendment to or termination of any Material Contract, any entering of any new Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Document;

(g) any change in any compensation arrangement or Contract with any employee of any Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan;

(h) any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(i) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any Group Company;

(j) any material change in accounting principles, methods or practices or any revaluation of any of its assets;

(k) except in the ordinary course of business consistent with its past practice, settlement of any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(l) any commencement or settlement of any material Action;

(m) any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company;

(n) any resignation or termination of any Key Employee of any Group Company or any material group of employees of any Group Company;

(o) any transaction with any Related Party; or

(p) any agreement or commitment to do any of the things described in this Section 3.10.

SECTION 3.11 Actions. Except for those disclosed in Section 3.11 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company Parties, adversely affecting any Group Company or any of the Principals or any of the Principal Holdcos with respect to its businesses and there is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted.

SECTION 3.12 Liabilities. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, no Group Company has any Liabilities of the type required to be disclosed on a balance sheet except for (i) Liabilities set forth in the balance sheet that have not been satisfied since the Statement Date, and (ii) current Liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed US$500,000 in the aggregate. Except as disclosed in Section 3.12 of the Company Disclosure Schedule and for Indebtedness incurred in the ordinary course of business, none of the Group Companies has any Indebtedness that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person (other than a Group Company).

SECTION 3.13 Commitments.

(a) Except for the Transaction Documents, the Control Documents and the Supplemental Control Documents, Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” means, collectively, any Contract to which a Group Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of RMB2,000,000 or has an unexpired term in excess of one year, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap Software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory (including any Contracts containing Restrictive Provisions), (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, non-compete, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights against any Group Company, or grants a power of attorney, agency or similar authority by any Group Company, (f) is with a Related Party, (g) involves Indebtedness, an extension of credit, a guaranty, deed of trust, or the grant of a Lien (other than trade Indebtedness and credits in the ordinary course of business), (h) involves the lease, license or use of assets with an obligation of payment by any Group Company more than RMB150,000 per year, or the disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases in the ordinary course of business and involving payments of less than RMB500,000 and real property leases in the ordinary course of business and involving rental payments of less than RMB150,000 per year), including without limitation, the Leases, (k) involves (i) the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, (ii) a sharing of profits or losses (including joint development and joint marketing Contracts), or (iii) any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person which is material to the business of a Group Company, (l) is between any of the Domestic Company and another Group Company, (m) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (n) is a Benefit Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees, (o) is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship Contract, (p) is with the application platforms (including without limitation, the AppStore of Apple Inc. and the Android Market of Google Inc.), (q) relates to business cooperation with any shareholder of the Company or any Affiliate of such shareholder (including but not limited to the Baidu Agreements and the Alibaba Business Cooperation Agreement), or (r) is otherwise material to a Group Company or is one on which a Group Company is substantially dependent.

(b) A true, fully-executed copy of each Material Contract including all amendments and supplements thereto has been delivered or otherwise made available to the Purchaser Parties. Except for those disclosed in Section 3.13(b) of the Company Disclosure Schedule, each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate, in any material respects, any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies, and for (z) where applicable, the recognition and enforcement of arbitral award being subject to relevant Laws. Each Group Company has duly performed all of its obligations in all material respects under each Material Contract to the extent that such obligations to perform have accrued, and no material breach or default, alleged material breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or, to the Knowledge of the Company Parties, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

(c) Each of the JD Agreements has been duly terminated in accordance with its terms (including any provisions therein that purport to survive the termination thereof), and there are no continuing obligations or liabilities under any JD Agreement on the part of any Group Company or other party thereto. No Group Company is a party to any Contract with Jiangsu Jingdong Information Technology Co., Ltd. or any of its Affiliates.

(d) There is no material breach of any covenant or agreement contained in the Alibaba Business Cooperation Agreement by any Warrantor.

(e) No Group Company or any of its properties or assets is bound or subject to any Contract containing Restrictive Provisions.

SECTION 3.14 Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(a) Each Group Company and their respective directors, officers, employees and other persons acting on their behalf (collectively, “Representatives”) are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal controls (collectively, the “Compliance Laws”), including the FCPA. Furthermore, except for those disclosed in Section 3.14 of the Company Disclosure Schedule, no Public Official (x) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (y) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, promised, given, authorized or paid any money or anything of value to any Public Official or to any person under circumstances where any Group Company or Representative knew or ought to have known that all or a portion of such money or thing of value would be offered, given, paid or promised, directly or indirectly, to a Person:

(i) for the purpose of influencing any act or decision of a Public Official in their official capacity; inducing a Public Official to act or omit to act in violation of lawful duties; securing any improper advantage; inducing a Public Official to influence or affect any act or decision of any Governmental Authority; or assisting any Group Company or any Representative in obtaining or retaining business for or with, or directing business to, any Person; or

(ii) in a manner that would constitute a breach of any Compliance Laws.

(b) Each Group Company has maintained complete and accurate books and records, and no assets of any Group Company have been used for the establishment of any unlawful or unrecorded fund of monies or other assets, or for the making of any unlawful or undisclosed payment.

(c) No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. Except for those disclosed in Section 3.14 of the Company Disclosure Schedule, none of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former Representatives of any Group Company are or were Public Officials.

(d) No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

SECTION 3.15 Title Properties.

(a) Title; Personal Property. Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible (including those reflected in the balance sheet, together with all assets acquired thereby since the Statement Date, but excluding those that have been disposed of since the Statement Date), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Group Company owns any interest in any such assets. Except for those disclosed in Section 3.15(a) of the Company Disclosure Schedule, all leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

(b) Real Property. No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 3.15(b) of the Company Disclosure Schedule sets forth each leasehold interest involving payment of rental of no less than RMB150,000 per year pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 3.15(b) of the Company Disclosure Schedule are true and complete. To the Knowledge of the Company Parties, the lessor under each Lease is qualified and has obtained all Consents necessary to enter into such Lease. Except for those disclosed in Section 3.15(i) and Section 3.15(b) of the Company Disclosure Schedule, each Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease.

SECTION 3.16 Related Party Transactions. Except for those disclosed in Section 3.16 of the Company Disclosure Schedule, (i) no Principal or his Affiliates, nor, to the Knowledge of the Company Parties, any other Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company other than as set forth in Section 3.02 of the Company Disclosure Schedule, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, for the current pay period, reimbursable expenses or other standard employee benefits); (ii) no Principal or his Affiliates, nor, to the Knowledge of the Company Parties, any other Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services), or in any Contract to which a Group Company is a party or by which it may be bound or affected, and no Related Party directly or indirectly competes with, or has any interest in any Person that directly or indirectly competes with, any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies). Except for those disclosed in Section 3.16 of the Company Disclosure Schedule, no Group Company has made any loans or extended any credit to any Principal, Principal Holdco or any other officer of any Group Company, which remain outstanding as of the date hereof.

SECTION 3.17 Intellectual Property Rights.

(a) Company IP. Except as disclosed in Section 3.17(a) of the Company Disclosure Schedule, each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company IP”) without any conflict with or infringement of the rights of any other Person. Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(b) IP Ownership. Except for those disclosed in Section 3.17(b) of the Company Disclosure Schedule, all Company Registered IP is owned by and registered or applied for in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No Group Company has entered into any agreement with a Governmental Authority or a university, college, other educational institution, start-up incubator or entities with similar nature, or research center which would grant such entities a legal basis to claim the interests or ownership in and to any Company Owned IP. No material Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Owned IP. Except for those disclosed in Section 3.17(b) of the Company Disclosure Schedule, no Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such Company Owned IP. Each Principal has assigned and transferred to a Group Company any and all of his Intellectual Property related to the Business. No Group Company has (a) transferred or assigned any material Company IP; (b) authorized the joint ownership of, any material Company IP; or (c) permitted the rights of any Group Company in any material Company IP to lapse or enter the public domain.

(c) Infringement, Misappropriation and Claims. To the Knowledge of the Company Parties, except as disclosed in Section 3.17(c) of the Company Disclosure Schedule, no Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Company Parties, except as disclosed in Section 3.17(c) of the Company Disclosure Schedule, no Person has violated, infringed or misappropriated any material Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. Except as disclosed in Section 3.17(c) of the Company Disclosure Schedule, no Person has challenged the ownership or use of any material Company IP by a Group Company. Except as disclosed in Section 3.17(c) of the Company Disclosure Schedule, no Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d) Assignments and Prior IP. All material inventions and material know-how conceived by the Principals related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were specifically employed or engaged in the creation of any Intellectual Property for such Group Company as well as all directors of each Group Company (but not including the Alibaba Director) have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Owned IP have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws. To the Knowledge of the Company Parties and except for those disclosed in Section 3.17(d) of the Company Disclosure Schedule, it will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the Knowledge of the Company Parties, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons (including but not limited to former employers, if any), or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(e) Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard material Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party entrusted by any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

SECTION 3.18 Labor and Employment Matters.

(a) Except for those disclosed in Section 3.18(a) of the Company Disclosure Schedule, each Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or to the Knowledge of the Company Parties threatened, and there has not been since the incorporation of each Group Company, any Action relating to the violation or alleged violation of any applicable Laws by such Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

(b) Except for those disclosed in Section 3.18(b) of the Company Disclosure Schedule, no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, to the Knowledge of the Company Parties, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies. Each of the Benefit Plans listed in Section 3.18(b) of the Company Disclosure Schedule is and has at all times been in compliance in material respects with all applicable Laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or, to the Knowledge of the Company Parties, threatened Actions involving any Benefit Plan listed in Section 3.18(b) of the Company Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan). Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans if it is required by Law or by Contract to maintain and fully fund such Benefit Plan or other labor-related plan. Except for those disclosed in Section 3.18(b) of the Company Disclosure Schedule, each Group Company is in compliance in all material respects with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

(c) There has not been, and there is not now pending or, to the Knowledge of the Company Parties, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(d) Schedule VI hereto sets forth the names and titles of all of the key employees (the “Key Employees”) of the Company as of the date hereof. Each Key Employee is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. No Principal is subject to any covenant restricting him/her from working for any Group Company, and to the Knowledge of the Company Parties, no Key Employee (other than the Principals) is subject to any covenant restricting him/her from working for any Group Company. No Principal is prohibited by any Contract or any Governmental Order from being employed by, or contracting with, such Group Company, and to the Knowledge of the Company Parties, no Key Employee (other than the Principals), is prohibited by any Contract or any Governmental Order from being employed by, or contracting with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No Key Employee is currently working or, to the Knowledge of the Company Parties, plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person. No Key Employee or any group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee or any group of employees.

SECTION 3.19 Internal Controls. Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

SECTION 3.20 Insolvency. As of the date of this Agreement, (i) the aggregate assets, at a fair valuation, of each Group Company will exceed the aggregate debt of each such entity, as the debt becomes absolute and matures; and (ii) each Group Company will not have incurred or intended to incur debt beyond its ability to pay such debt as such debt becomes absolute and matures. There has not been commenced against any Group Company an involuntary case under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar laws now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such person or for any substantial part of its property or for the winding up or liquidation of its affairs.

SECTION 3.21 Disclosure. Each Warrantor has provided the Purchaser Parties with all the information regarding the Group as agreed in this Agreement or otherwise requested by the Purchaser Parties in writing for deciding whether to consummate the Transactions. No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Company Parties to the Purchaser Parties in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Except as set forth in this Agreement or the Company Disclosure Schedule, there is no fact that the Company Parties have not disclosed to the Purchaser Parties in response to the Purchaser Parties’ enquiry and of which any of its officers, directors or executive employees has Knowledge and that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.22 Insurance. Expect as for those disclosed in Section 3.22 of the Company Disclosure Schedule, none of any Group Company purchases or maintains any insurance or bond with respect to its operation of the Business..

SECTION 3.23 Employee-Related Companies. The Employee-Related Companies have not engaged in any operation or business. Yuchuan has (a) completed the transfer of all legally available funds in its accounts to a Group Company, (b) fully repaid all debts owed by it or any of its shareholders to a Group Company, and (c) has been duly deregistered in accordance with applicable Law. The Company is in effective Control over Taizhou. Except for the trademark set forth in Section 3.23 of the Company Disclosure Schedule, Taizhou does not hold any material assets owned or used by the Group Companies.

SECTION 3.24 Business Contracts of the Domestic Company. From and after September 1, 2016, the Rajax Domestic Company and Xiaodu Shenghuo have been the sole provider of value-added telecommunication services under any Contract to which the WFOEs and/or the Domestic Companies is a party and pursuant to which the WFOEs and/or the Domestic Companies have agreed to provide value-added telecommunication services.

SECTION 3.25 Certain Operating Metrics. The results of operation of the Group Companies as measured by certain operating metrics set forth in in the letter regarding such operating metrics, which was delivered by the Warrantors to Purchaser prior to the date of this Agreement, are true and accurate in all respects as of the relevant dates.

SECTION 3.26 Registered Address of the Domestic Company and the WFOE. Each of the Domestic Companies and the WFOEs has (i) updated its registered address to be consistent with its actual premises at which it conducts its operation and (ii) updated all of its permits and licenses to the extent necessary and required by the competent Governmental Authorities.

SECTION 3.27 Third Parties Providing Catering Services. Except as for those set forth in Section 3.27 of the Company Disclosure Schedule, no Person is providing catering services for the Rajax WFOE Subsidiary as agents and/or partners (联营门店合作方).

SECTION 3.28 Series G-1 Post-Closing Covenants. Except as set forth in Section 3.28 of the Company Disclosure Schedule, each Company Party is in compliance with its obligations under Section 7.1(ix), Section 7.1(x), Section 7.1(xi), Section 7.1(xii) and Section 7.1(xiii) of the Alibaba Series G-1 SPA (as defined in the Shareholders Agreement).

SECTION 3.29 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan. The Board of Directors has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions other than the CICL.

SECTION 3.30 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Selling Shareholders that:

SECTION 4.01 Corporate Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets to carry on its business as it is now being conducted.

SECTION 4.02 Purchaser Ownership. All of the issued and outstanding share capital of Purchaser is, and at the Closing will be, solely owned by Rollover Shareholder. Purchaser was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than in connection with those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

SECTION 4.03 Authority Relative to This Agreement. Each of the Purchaser Parties has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to carry out and perform its obligations thereunder and to consummate the Transactions. All action on the part of each of the Purchaser Parties necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of the Purchaser Parties thereunder, has been taken or will be taken prior to the Closing. Each Transaction Document to which a Purchaser Party is a party has been, or will be on or prior to the Closing, duly executed and delivered by such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) where applicable, the recognition and enforcement of arbitral awards being subject to relevant Laws

SECTION 4.04 Consents. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of the Purchaser Parties, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each Purchaser Party, and the consummation by the such Purchaser Party of the transactions contemplated thereby, do not and will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of such Purchaser Party, any applicable Laws, or any material contract to which such Purchaser Party is a party, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, such Purchaser Party (including without limitation, any indebtedness of such Purchaser Party), or (iii) result in the creation of any Lien upon any of the material properties or assets of such Purchaser Party other than Permitted Liens.

SECTION 4.05 Sufficient Funds. At the Closing, Purchaser will have available sufficient funds to pay the Aggregate Purchase Price in accordance with and subject to the terms and conditions of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Selling Shareholders and the Rollover Shareholder to Purchaser, as of the date hereof and attached to this Agreement as Schedule VIII (the “Selling Shareholders Disclosure Schedule”), each Selling Shareholder and the Rollover Shareholder hereby, severally but not jointly, represents and warrants to Purchaser (but only with respect to itself and its Shares) that:

SECTION 5.01 Corporate Organization. Such Selling Shareholder or the Rollover Shareholder, as applicable, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets to carry on its business as it is now being conducted.

SECTION 5.02 Title. Such Selling Shareholder is the beneficial and record owner of the Sale Shares of such Selling Shareholder free and clear of all Liens (other than any Liens created under the Memorandum and Articles, the Shareholders Agreement and the ROFR Agreement), and the Rollover Shareholder is the beneficial and record owner of the Rollover Shares and clear of all Liens (other than any Liens created under the Memorandum and Articles, the Shareholders Agreement and the ROFR Agreement). The Sale Shares of such Selling Shareholder and the Rollover Shares of the Rollover Shareholder, as applicable, are duly authorized, validly issued, fully paid and non-assessable. Upon the update of the register of members of the Company at the Closing, Purchaser will have valid title to the Sale Shares of such Selling Shareholder and the Rollover Shares of the Rollover Shareholder, as applicable, free and clear of all Liens.

SECTION 5.03 Authority Relative to This Agreement. Such Selling Shareholder or the Rollover Shareholder, as applicable, has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to carry out and perform its obligations thereunder and to consummate the Transactions. All action on the part of such Selling Shareholder or the Rollover Shareholder, as applicable, necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Selling Shareholder or the Rollover Shareholder, as applicable, thereunder, has been taken or will be taken prior to the Closing. Each Transaction Document to which such Selling Shareholder or the Rollover Shareholder, as applicable, is a party has been, or will be on or prior to the Closing, duly executed and delivered by such Selling Shareholder or the Rollover Shareholder, as applicable, enforceable against such Selling Shareholder or the Rollover Shareholder, as applicable, in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) for, where applicable, the recognition and enforcement of arbitral awards being subject to relevant Laws.

SECTION 5.04 Consents. Except as set forth in Section 5.04 of the Selling Shareholders Disclosure Schedule, all Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part such Selling Shareholder or the Rollover Shareholder, as applicable, have been duly obtained or completed (as applicable) and are in full force and effect. Except as set forth in Section 5.04 of the Selling Shareholders Disclosure Schedule, the execution, delivery and performance of each Transaction Document by such Selling Shareholder or the Rollover Shareholder, as applicable, and the consummation by such party of the transactions contemplated thereby, do not and will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of such Selling Shareholder or the Rollover Shareholder, as applicable, any applicable Laws, or any material contract to which such Selling Shareholder or the Rollover Shareholder, as applicable, is a party, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, such Selling Shareholder or the Rollover Shareholder, as applicable, (including without limitation, any indebtedness of such Selling Shareholder or the Rollover Shareholder, as applicable), or (iii) result in the creation of any Lien upon any of the material properties or assets of such Selling Shareholder or the Rollover Shareholder, as applicable, other than Permitted Liens.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE CLOSING

SECTION 6.01 Conduct of Business by the Company Pending the Closing.

(a) Each of the Company, the Principals and the Principal Holdcos agrees that, between the date of this Agreement and the Closing, except as required by applicable Law or as set forth in Section 6.01 of the Company Disclosure Schedule, unless Purchaser shall otherwise provide its prior written consent:

(i) the businesses of the Group Companies shall be conducted only in, and no Group Company shall take any action except in, a lawfully permitted manner in the ordinary course of business consistent with past practice (subject to each of the Company, the Principal and the Principal Holdcos acting in a prudent and professional manner taking into account the Group Companies’ cash flow and liquidity);

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Group Companies, maintain in effect all Required Governmental Consents, keep available the services of the current officers, Key Employees, and key consultants and contractors of the Group Companies and preserve the current material relationships and goodwill of the Group Companies with Governmental Authorities, key customers and suppliers, and any other persons with which any Group Company has material business relations; and

(iii) (A) the business of the Company shall be restricted to the holding of shares or equity interest in the Rajax HK Subsidiary and the Xiaodu Cayman Company, (B) the business of the Rajax HK Subsidiary shall be restricted to the holding of shares or equity interest in the Rajax WFOE, (C) the business of the Xiaodu Cayman Company shall be restricted to the holding of shares or equity interest in the Xiaodu HK Company, and (D) the business of the Xiaodu HK Company shall be restricted to the holding of shares or equity interest in the Xiaodu WFOE.

(b) In furtherance and without limitation of Section 6.01(a), except as set forth in Section 6.01(b) of the Company Disclosure Schedule, or as required by applicable Law, the Company will not (and the Principals and the Principal Holdcos will ensure that no Group Company will) and will not permit any other Group Company to between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Purchaser:

(i) amend or otherwise change the Charter Documents of the Company or make any material amendments to the Charter Documents of any other Group Company;

(ii) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (A) any shares of any class of any Group Company, or any options, warrants, convertible securities or other rights of any kind (including any Company Share Award) to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company (other than in connection with the exercise or settlement of any Company Share Awards outstanding on the date hereof in accordance with the applicable ESOP or RSU tranche and applicable award agreement), or (B) any material property or assets (whether real, personal or mixed, and including leasehold interests, intangible property and Intellectual Property) of the Group Companies (other than sale of such property or assets, in each case, in the ordinary course of business and consistent with past practice);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any Group Company to the Company or another Group Company which is wholly-owned by the Company;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its share capital, in each case other than in connection with the settlement of any Company Share Awards in accordance with the applicable ESOP or RSU tranche and this Agreement;

(v) (A) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, recapitalization, restructuring, reorganization or similar transaction involving any Group Company (other than the Transactions or any merger or consolidation among wholly-owned Subsidiaries of the Company), or (B) create any new Subsidiaries;

(vi) (A) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof (other than a wholly-owned Subsidiary of the Company), or (B) acquire any assets (other than (x) in the ordinary course of business consistent with past practice or (y) assets of a wholly-owned Subsidiary of the Company);

(vii) (A) incur, assume, alter, amend or modify any Indebtedness, guarantee any Indebtedness, or issue any debt securities, in each case, in excess of US$200,000 individually or US$1,000,000 in the aggregate, or (B) make (x) any loans or advances to any director or executive officer of the Company or (y) any loans or advances in excess of US$50,000 individually or US$1,000,000 in the aggregate to any other person, in each case, other than (i) Indebtedness receivable or payable solely between or among the Group Companies and (ii) Indebtedness incurred in the ordinary course of business of the relevant Group Company, provided that such Indebtedness incurred in the ordinary course of business of all of the Group Companies does not exceed US$5,000,000 in the aggregate;

(viii) create or grant any Lien on any material assets (including material Intellectual Property) of any Group Company other than in the ordinary course of business consistent with past practice;

(ix) (A) authorize, or make any commitment with respect to, any single capital expenditure committed by any Group Company after the date of this Agreement which is in excess of US$500,000, unless included in the Company’s current budget and operating plan approved by the Board of Director, or (B) authorize or make any commitment with respect to capital expenditures committed by any Group Company after the date of this Agreement which are, in the aggregate (including capital expenditures included in the Company’s budget and operating plan), in excess of US$500,000 for the Group Companies taken as a whole, in each case other than ordinary course expenditures necessary to maintain existing assets in good repair; or

(x) guarantee the performance or other obligations of any person (other than guarantees in connection with any Indebtedness as permitted by the foregoing clause (vii));

(xi) except as otherwise required by Law or pursuant to any Benefit Plan in existence as of the date hereof, (A) enter into any new employment or compensatory agreements in connection with employment or service (including the renewal of any such agreements), or terminate or amend any such agreements, with any director or officer of any Group Company or any other employee or individual service provider of any Group Company who has an annual base salary in excess of US$100,000, (B) grant or provide any severance or termination payments or benefits to any director, officer, employee or individual service provider of any Group Company other than pursuant to any agreement executed prior to the date hereof which is listed in Section 3.18(b) of the Company Disclosure Schedule, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or grant, issue or make any new equity awards to any director, officer, employee or individual service provider of any Group Company, except annual base salary increases to non-officer employees of any Group Company made in the ordinary course consistent with past practice, (D) establish, adopt, amend or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement or amend the terms of any outstanding Company Share Awards, save as contemplated under this Agreement or the Deferred Payment Agreements, (E) take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Benefit Plans, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any Company Share Award in connection with the Transactions, save as contemplated under this Agreement or the Deferred Payment Agreements, or (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by applicable Law;

(xii) make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures, except as required by changes in applicable Law;

(xiii) enter into, or materially amend or modify, or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of any Group Company’s material rights thereunder, in each case, other than such actions taken in the ordinary course of business of the relevant Group Company with respect to the categories of Material Contract set forth in items (h) and (j) of the definition of “Material Contracts”;

(xiv) enter into any Contract between any of the Group Companies, on the one hand, and any of their respective directors or officers, on the other hand (except as permitted under Section 6.01(b)(xi) or otherwise as contemplated under this Agreement or the Deferred Payment Agreements);

(xv) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(xvi) commence any material Action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any Action other than any settlement involving only the payment of monetary damages not in excess of US$500,000 not relating to this Agreement or the Transactions;

(xvii) engage in the conduct of any new line of business material to the Group Companies, taken as a whole;

(xviii) permit any item of material Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, other than (i) with respect to such Intellectual Property that is no longer used or useful in any of the Group Companies’ businesses and (ii) as required pursuant to Contracts in effect prior to the date hereof which have been provided or otherwise made available to the Purchaser Parties, fail to perform or make any applicable filings, recordings or other similar actions or filings with respect to material Intellectual Property, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material Intellectual Property;

(xix) make or change any material Tax election, amend any material Tax Return, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment relating to the Group Companies, or change any method of Tax accounting;

(xx) make any material changes with respect to key operational strategies of any Group Company, including any material changes to such Group Company’s strategy on provision of subsidies and policies regarding such Group Company’s merchants;

(xxi) dismiss or give notice of dismissal to, more than fifty (50) employees of the Group in the aggregate; or

(xxii) authorize or agree to take any of the foregoing actions, or enter into any letter of intent (binding or nonbinding) or similar written agreement or arrangement with respect to any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Access to Information. Prior to the Closing, the Company, the Principals and the Principal Holdcos shall allow Purchaser to conduct a full independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Group, and the Company, the Principals and the Principal Holdcos shall cause Purchaser and its Representatives to be promptly provided all due diligence materials and information requested by Purchaser or its Representatives (including financial and operating data and making available any auditor reports and work papers) and sufficient access to the personnel, properties, facilities, books and records of the Group Companies for such purpose.

SECTION 7.02 No Solicitation of Transactions. The Company, the Principals and the Principal Holdcos shall ensure that no Group Company and none of the directors or officers of any Group Company shall, and each Representative of the Company (including, without limitation, any investment banker, attorney or accountant retained by it or any Group Company), shall be directed not to, and each Selling Shareholder shall not, in each case, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information in a manner designed to encourage), or take any other action to facilitate, any inquiries or discussions (including with any of the Company’s shareholders) or the making of any Competing Proposal (including, without limitation, any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Competing Proposal, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to any Group Company or the Transactions to, any person or entity in connection with, or in order to obtain, an Competing Proposal, or (iii) agree to, approve, adopt, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any Competing Proposal, or enter into any letter of intent, confidentiality agreement, term sheet, Contract, commitment, obligation, arrangement or understanding contemplating or otherwise relating to, or consummate, any Competing Proposal, or (iv) authorize or permit any of the officers, directors or Representatives of any Group Company to take any action set forth in clauses (i) through (iii) above. The Company shall notify Purchaser in writing as promptly as practicable (and in any event within twenty-four (24) hours after the Company has knowledge thereof), of any proposal or offer, or any request for information or other inquiry or request, that could reasonably be expected to lead to an Competing Proposal, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has determined to provide confidential information to such person in violation of this Section 7.02.

SECTION 7.03 Notification of Certain Matters. Each of the Company, the Principals, the Principal Holdcos and the Selling Shareholders shall promptly notify Purchaser, and Purchaser shall promptly notify the Shareholders Representative, in writing of:

(a) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b) any written notice or other written communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to the knowledge of the Company, the Principals, the Principal Holdcos or such Selling Shareholder, on the one hand, or the knowledge of Purchaser, on the other hand, threatened against any Group Company or Purchaser or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such Party pursuant to any of such Party’s representations and warranties contained herein, or that relate to such Party’s ability to consummate the Transactions; and

(d) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such Party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.01, Section 8.02, or Section 8.03 not to be satisfied; together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 7.03 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) be deemed to amend or supplement the Company Disclosure Schedule, or (C) limit or otherwise affect the remedies available hereunder to the Party receiving such notice; provided that, in the event that Purchaser elects to consummate the Closing regardless of such notice, none of the Purchaser Indemnified Parties shall have the right to make any claim for indemnification under Section 9.03 to the extent that the Indemnifiable Losses sought in such claim, directly or indirectly, result from, are as a result of or relate to such events, facts or changes which occurred after the date of this Agreement and constituted a Material Adverse Effect, as disclosed in any notice pursuant to this Section 7.03.

SECTION 7.04 Participation in Litigation. Prior to the Closing, (a) each of Purchaser, on the one hand, and the Company, the Principals and the Principal Holdcos, on the other hand, shall give prompt notice to the other of any Actions by shareholders of the Company commenced or, to the knowledge of Purchaser, on the one hand, or the Company, the Principals and the Principal Holdcos, on the other hand, as the case may be, threatened, against any Group Company and/or its directors which relate to this Agreement or the Transactions, and (b) the Company, the Principals and the Principal Holdcos shall give Purchaser the opportunity to, at Purchaser’s cost, participate in the defense or settlement of any such shareholder Action against such Group Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and none of the Company, the Principal or the Principal Holdcos shall take any action to adversely affect or prejudice any such Action, without Purchaser’s prior written consent.

SECTION 7.05 Resignations. On the Closing Date, each of the Principals and Principal Holdcos, CITICPE, and Sequoia shall deliver to Purchaser the resignation letter of its respective appointee serving as a Director prior to the Closing, effective as of the Closing, and the Principals and Principal Holdcos shall deliver to Purchaser the resignation letter of the Mr. Wei CHENG (from his directorship) prior to the Closing, effective as of the Closing.

SECTION 7.06 Confidentiality; Public Announcements. Each of the Parties (other than Purchaser) agrees that it will not, and will ensure that the Company and its Representatives will not, directly or indirectly, without Purchaser’s prior written consent, make any disclosure of or announce the existence and terms of this Agreement, Purchaser’s identity or any information pertaining to or provided by Purchaser or its Representatives in connection therewith or otherwise relating to the transactions contemplated hereunder, to any other Person. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as agreed upon by Purchaser. Thereafter, each Party hereto (other than Purchaser) shall consult with Purchaser before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference with respect to this Agreement or the Transactions and shall not, without the prior written consent of Purchaser, issue any such press release, have any such communication, make any such other public statement or schedule any such press conference prior to such consultation.

SECTION 7.07 SAFE Registration. After the Closing, if requested or required by SAFE or the applicable bank, each of the Principals and Principal Holdcos shall take all reasonable actions at the request of the Purchaser to facilitate the WFOEs in making outbound payments to offshore Affiliates thereof, including by submitting application to the SAFE for amending or cancelling the existing SAFE registration of such Principal or Principal Holdco in light of the change of his or its (indirect) equity interest in the Company; provided that such obligations of the Principals and Principal Holdcos shall cease upon the cancellation pursuant to the applicable SAFE Rules and Regulations by the Principals of their existing SAFE registration which was made in accordance with Circular 37 prior to the Closing in respect of their outbound investment in their respective Principal Holdcos. For the purpose of the this Section 7.07, SAFE shall include all of its local branches, where applicable.

SECTION 7.08 Tax Filings and Payments.

(a) The Parties hereby acknowledge, covenant and agree that (i) none of Purchaser, the Company or any of their respective Affiliates (including any Group Company) shall have any obligation to pay any Tax of any nature that is required by applicable Law to be paid by any Selling Shareholder or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement and the other Transaction Documents (the “Selling Tax” of such Selling Shareholder); and (ii) each Selling Shareholder agrees to bear and pay, severally but not jointly, any and all Selling Taxes with respect to such Selling Shareholder’s Sale Shares.

(b) The Selling Shareholders shall, acting through the Shareholders Representative, as soon as possible after the date hereof, jointly engage and authorize the Qualified Tax Advisor to, as soon as possible after the date hereof, and in any event, within thirty (30) days after the date hereof, duly and properly make with the applicable PRC Tax Government Authority (being the PRC Tax Government Authority to which such filings are to be made pursuant to applicable Law) (the “Relevant PRC Tax Authority”) the relevant Tax filings and disclosures that are required by applicable Law (including Circular 7) in connection with the Transactions, and each Selling Shareholder shall (i) permit Purchaser to, (A) in its sole discretion, make a joint filing with such Selling Shareholder in respect of the Transactions, or (B) with the consent of the Shareholders Representative, make such filing on behalf of such Selling Shareholder if Purchaser so elects and (ii) provide, or cause the Qualified Tax Advisor to provide, Purchaser with adequate evidence (as specified below in this Section 7.08) that such Tax filings have been made in accordance with applicable Law as soon as reasonably practicable. Each Selling Shareholder agrees to cooperate with the Qualified Tax Advisor and provide all necessary documents for such Tax filings. The Company shall bear the fees payable to the Qualified Tax Advisor in connection with the preparation of the joint tax filing and disclosure of the transaction under this Section 7.08(b), and each Selling Shareholder shall, severally but not jointly, bear any and all other fees payable to the Qualified Tax Advisor in connection with such Selling Shareholder’s Sale Shares (including but not limited to, for the avoidance of doubt, any fees payable in connection with any Tax filings to settle the tax liability, tax treaty relief application and other tax services made with respect to such Selling Shareholder’s Sale Shares). Each Selling Shareholder agrees to use its reasonable best efforts to, after such Tax filing, promptly submit, or cause the Qualified Tax Advisor to submit, all documents supplementally requested by the Relevant PRC Tax Authority in connection with such Tax filing with a copy delivered to Purchaser simultaneously therewith, and provide, or cause the Qualified Tax Advisor to provide, updates to Purchaser upon Purchaser’s reasonable request as to the determination (and delivers to Purchaser assessment notices issued by the Relevant PRC Tax Authority in connection with such determination) and payment status of any Taxes assessed by the Relevant PRC Tax Authority in respect of such Selling Shareholder in connection with the Transactions. For purposes of this Section 7.08, the following shall be adequate evidence that a Tax filing has been made in respect of Selling Shareholder:

(i) (x) an acknowledgement or receipt in respect of the filing by or on behalf of such Selling Shareholder issued by the Relevant PRC Tax Authority or (y) the original signature of an official of the Relevant PRC Tax Authority on the duplicate of the filing documents submitted by or on behalf of such Selling Shareholder; or

(ii) an explanation letter or email prepared by the Qualified Tax Advisor, attaching a copy of the filing made and confirming that they have submitted the filing on behalf of such Selling Shareholder with the Relevant PRC Tax Authority in accordance with this Section 7.08, and confirming that the Relevant PRC Tax Authority does not issue, and has not issued, any acknowledgement or receipt in respect of the filing.

(c) Such Selling Shareholder shall, or shall cause the Qualified Tax Advisor to, on a monthly basis follow up with the Relevant PRC Tax Authority on any assessment of the Tax filings of such Selling Shareholder, promptly respond to any requests by the Relevant PRC Tax Authorities for additional information or materials, and give updates to Purchaser upon Purchaser’s reasonable request (and in any event not less frequently than monthly in the absence of such requests) as to any development in the assessment of any Taxes by the Relevant PRC Tax Authority and the payment of any such Taxes so assessed. Without prejudice to the foregoing, if such Selling Shareholder or any of its Affiliates receives any notice or demand from any PRC Tax Authority in respect of the Transactions, such Selling Shareholder shall as soon as reasonably practicable provide, or cause the Qualified Tax Advisor to provide, a true and complete copy of such notice or demand to Purchaser.

(d) Each Selling Shareholder shall, severally but not jointly, indemnify and hold harmless, on an after-tax basis, the Purchaser Indemnified Parties forthwith on demand from and against all Selling Taxes and Indemnifiable Losses (which, for the avoidance of doubt, shall include any loss of cost basis) incurred or suffered by such Purchaser Indemnified Party arising or resulting from or in connection with any breach such Selling Shareholder of any of their obligations under this Section 7.08.

SECTION 7.09 Domestic Company Equity Transfers. The Principals shall, as soon as legally and practically possible, and in any event within three (3) months after the Closing, duly transfer, or cause to be transferred, all of the Equity Securities in each Domestic Company to persons that are PRC Persons designated by Purchaser, such that such persons in the aggregate will hold 100% of the Equity Securities in such Domestic Company (the “Onshore Equity Transfer”), and where applicable, obtain, or cause to be obtained, a new business license issued by SAIC reflecting such share transfer (the “New Business License”).

SECTION 7.10 Registration of Share Pledge. The Principals shall, as soon as legally and practically possible, and in any event within three (3) months after the Closing, cause each Domestic Company to complete the termination of the existing share pledge registration with relevant authorities under the Control Documents.

SECTION 7.11 Replacement of Management. The Principals shall, (a) as soon as legally and practically possible, and in any event within three (3) months after the Closing, (i) cause each PRC Group Company to complete with the relevant SAIC, the change of the legal representative, directors, management and officers of such PRC Group Company and (ii) deliver to Purchaser the receipts issued by such SAIC in connection with such change; and (b) at the request of Purchaser and where applicable, and in any event within twelve (12) months after the Closing, cause any person designated by a PRC Group Company as the representative (including as chief representative, director, supervisor or legal representative) of such PRC Group Company, a branch of such PRC Group Company or an investee company (including the branch (if applicable) of such investee company) in which such PRC Group Company holds any equity interests, to sign any document that is required by the competent local authority for the change of such representative to the person as designated by Purchaser.

SECTION 7.12 Permits and Licenses Amendment. The Principals shall use their commercially reasonable efforts to (i) cause the Rajax Domestic Company and Xiaodu Shenghuo to, as soon as practicable but in no event later than six (6) months after the Closing, complete the amendment of its Telecommunication and Information Services Operation License (电信与信息服务业务经营许可证) to reflect the transfer of equity interests in the Rajax Domestic Company and Xiaodu Shenghuo to Persons designated by Purchaser, and (ii) cause Xiaodu Shenghuo to, as soon as practicable, but in no event later than six (6) months after the Closing, complete the amendment of its Internet Drug Information Service Qualification Certificate (互联网药品信息服务资格证书) to reflect the transfer of equity interests in Xiaodu Shenghuo to such Persons designated by Purchaser.

SECTION 7.13 Further Assurances; Filings. Upon the terms and subject to the conditions herein, (i) each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, and (ii) the Principals hereto agree to cause the legal representatives, directors, supervisors and officers of each PRC Group Company to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents; provided, in each case, that except as expressly provided herein, no Person shall be obligated to grant any waiver of any condition or other waiver hereunder.

SECTION 7.14 Audited 2017 Financial Statements. The Company shall, and the Principals and the Principal Holdcos shall cause the Company to, prepare, or cause to be prepared and deliver to Purchaser as soon as practicable after the date hereof, the audited consolidated balance sheet, statement of income and statement of cash flows for the Group as of and for the fiscal year ended December 31, 2017 (the “Audited 2017 Financial Statements”), together with the auditors report thereon.

SECTION 7.15 Release of Claims. With automatic effect upon the Closing, each Selling Shareholder, on behalf of itself and on behalf of its shareholders or members, as applicable, assigns and beneficiaries and, to the extent acting in a representative capacity, its creditors, directors, officers, managers, employees, investors, Affiliates, representatives, successors and assigns of any of them, agrees to release each of the Group Companies and their respective directors, shareholders, officers and employees, including the Principals and/or the Principal Holdcos, from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative (“Claims”), such Selling Shareholder may bring, which Claims arise from, relate to, or are in connection with, such Selling Shareholder’s ownership of Shares, the Transactions, any and all documents, contracts, agreements, instrument and deeds entered into in connection with the Transactions, and all procedures conducted and all documentation executed or adopted (including notices and authorization documentation) for purposes of facilitating or consummating the Transactions, other than any Claims for breach of this Agreement.

SECTION 7.16 Compliance with Anti-Corruption Laws. Up to the Closing, no Principal, Principal Holdco or Group Company shall, or shall permit any of their Subsidiaries or Affiliates or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents to offer, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Public Official, which in each case, would constitute a violation of any Compliance Laws. Up to the Closing, the Principals, the Principal Holdcos and the Group shall, and shall cause each of their Subsidiaries and Affiliates to cease all of their respective activities, as well as remediate any actions taken by any Principal, Principal Holdco, Group Company, their Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents that would constitute a violation of any Compliance Laws. Up to the Closing, the Principals, Principal Holdcos and the Group Companies shall, and shall cause each of their Subsidiaries and Affiliates to maintain complete and accurate books and records and systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) consistent with the requirements of the Compliance Laws.

SECTION 7.17 Approved Sale. In connection with the Transactions which constitute an “Approved Sale” for purposes of the Memorandum and Articles and the ROFR Agreement, each of the Selling Shareholders shall comply with its obligations under Articles 123, 124 and 125 of the Memorandum and Articles and Sections 5.1, 5.2 and 5.3 of the ROFR Agreement. The Company, the Principals and the Principal Holdcos shall facilitate each of the Directors designated by the Board in exercising, and direct each such Director to exercise, in full the irrevocable power of attorney and proxy granted pursuant to Article 124 of the Memorandum and Articles and Section 5.3 of the ROFR Agreement to take all necessary actions and execute and deliver all documents reasonably necessary to effectuate the terms of this Agreement and the Transactions.

SECTION 7.18 Shareholders Representative. Each of the Selling Shareholders (including the Former Company Share Award Holders), by virtue of its, his or her execution and delivery of this Agreement (directly, by proxy or pursuant to a power of attorney), hereby irrevocably constitutes and appoints Xuhao Zhang, a Principal and the Chief Executive Officer of the Company as of the date of this Agreement (the “Shareholders Representative”), to be such Selling Shareholder’s true and lawful representative, agent and attorney-in-fact to act on such Selling Shareholder’s behalf with respect to any actions permitted to be taken by such Selling Shareholder, or any of them, after the date of this Agreement in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, in accordance with the terms and conditions of the Transaction Documents. In such representative capacity, the Shareholders Representative shall take or refrain from taking, and the Selling Shareholders each agree that the Shareholders Representatives may take or refrain from taking, any and all actions which the Shareholders Representative reasonably believes, acting in good faith, to be necessary or appropriate under this Agreement and the other Transaction Documents (except as provided above) for and on behalf of the Selling Shareholders, as fully and effectively as if the Selling Shareholders were acting on their own behalf. Each reference in this Agreement or any other Transaction Document to an action to be taken by the Selling Shareholders shall, with respect to the Selling Shareholders, be taken by the Shareholders Representative on their behalf pursuant to this Section 7.18. Each Selling Shareholder hereby ratifies and confirms, and agrees to ratify and confirm in the future upon the request of the Shareholders Representative, any action taken by the Shareholders Representative in the exercise of the agency and power of attorney granted to the Shareholders Representative pursuant to this Section 7.18, which agency and power of attorney, being coupled with an interest, is irrevocable and a durable agency and power of attorney and shall survive the death, incapacity or incompetence of such Selling Shareholder. Each of Purchaser and the Escrow Agent shall be entitled to conclusively rely upon the directions, instructions and notice of the Shareholders Representative, when it is acting in their capacity as such under this Section 7.18, without being required to undertake any independent investigation or verification, and any notice provided in accordance with this Agreement to or from the Shareholders Representative in its capacity as such shall be conclusively deemed to have been provided to or from each of the Selling Shareholders, as applicable. The Shareholders Representative shall not have any liability to any of the Selling Shareholders arising out of or relating to any action taken or omission made in good faith by the Shareholders Representative (in its capacity as such) pursuant to this Agreement, and each Selling Shareholder shall, severally but not jointly, indemnify, defend and hold harmless the Shareholders Representative with respect to all actions so taken or omissions made on behalf of such Selling Shareholder up to the net proceeds received by such Selling Shareholder in connection with the Transactions.

SECTION 7.19 Release of Share Charge. The Rollover Shareholder shall, and Purchaser shall cause the Rollover Shareholder to, execute and deliver to the Principals a deed of release and all other documents necessary for discharging and releasing the security interests created on certain Ordinary Shares owned by the Principal Holdcos under that certain equity mortgage over shares dated January 30, 2018 by and between the Principals, the Principal Holdcos and the Rollover Shareholder, prior to the sale and transfer of such Ordinary Shares by the Principals to Purchaser at the Closing.

SECTION 7.20 Integration Committee. Promptly after signing, the Company, Principals, Principal Holdcos and Purchaser shall establish a transition planning team (the “Integration Committee”), comprised of individuals appointed by Purchaser and the Chief Executive Officer of the Company. Subject to applicable Law, the Integration Committee shall be responsible for facilitating a transition and integration planning process to ensure the successful transition of management of the operations of the Group Companies to Purchaser after the Closing, which may include the inclusion of various employees of Purchaser and its Affiliates into certain operational and management roles within the Group at the direction of the Integration Committee. Subject to applicable Law, the Integration Committee shall be responsible for developing, and monitoring the development of, an action plan for the integration of the Group into the business of Purchaser and its Affiliates, and between the date hereof and the Closing, shall be responsible for overseeing and directing the ongoing operations and management of the Company.

SECTION 7.21 Termination of Certain Agreements. Each of the Parties hereto hereby acknowledges and agrees that the Shareholders Agreement and the ROFR Agreement automatically terminate upon the Closing.

ARTICLE VIII

CONDITIONS TO THE CLOSING

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of Purchaser, each Selling Shareholder, each Rollover Option Holder, the Rollover Shareholder and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) No Injunction. No Governmental Authority of competent jurisdiction shall have issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Transactions.

(b) Escrow Agreement. The Escrow Agreement shall have been duly entered by the parties thereto.

SECTION 8.02 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties of the Warrantors. (i) The Fundamental Warranties shall have been true and complete in all respects when made and shall be true and complete in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in each case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete in all respects as of such particular date, and (ii) each of the representations and warranties of the Warrantors contained in Article III (other than the Fundamental Warranties) shall have been true and complete in all material respects when made and shall be true and complete in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in each case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete in all material respects as of such particular date.

(b) Agreements and Covenants of the Company Parties. Each Company Party shall have performed and complied with, in all material respects, all covenants, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by such Company Party on or before the Closing.

(c) Closing Certificate. The Warrantors shall have executed and delivered to Purchaser a certificate dated as of the Closing Date (i) stating that each of the relevant conditions specified in Section 8.01 and Section 8.02 (but not including Section 8.02(d) and Section 8.02(e)) have been fulfilled as of the Closing, and (ii) attaching thereto (A) the Charter Documents of the Group Companies (other than the Stores) as then in effect and (B) copies of all resolutions approved by the shareholders and boards of directors of each Group Company that is a party to a Transaction Document related to the transactions contemplated hereby, and (C) the good standing certificate with respect to the Company and the certificate of continuing registration with respect to each of the Rajax HK Subsidiary and Xiaodu HK Company dated no more than ten (10) Business Days prior to such Closing, and with respect to the Group Companies which are incorporated under the Laws of the PRC, the business licenses of such entity (other than the Stores).

(d) Representations and Warranties of the Selling Shareholders. Each of the representations and warranties of the Selling Shareholders contained in Article V shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in each case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

(e) Agreements and Covenants of the Selling Shareholders and Rollover Option Holders. Each Exercising Company Share Award Holder and Rollover Option Holder shall have become a party to this Agreement by delivering to Purchaser and the Shareholders Representative a counterpart, duly executed by such Person, to this Agreement. Each Selling Shareholder (other than the Company Parties) and each Rollover Option Holder shall have performed and complied with all covenants, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing.

(f) Cayman Islands Legal Opinion. Purchaser shall have received from the Cayman Islands counsel to the Company, a legal opinion in the form attached as Exhibit B hereto, dated as of the Closing, regarding the validity of the Transactions under Cayman Islands law.

(g) PRC Legal Opinion. Purchaser shall have received from the PRC counsel to the Company, a legal opinion in a form to be agreed between the Company and Purchaser prior to the Closing, dated as of the Closing (which shall cover substantially, among other matters, the matters set forth in the legal opinions delivered in connection with the issuance of the Series G-1 Preferred Shares to the Rollover Shareholder, but revised to cover the Xiaodu PRC Companies).

(h) Audited 2017 Financial Statements. Purchaser shall have received the Audited 2017 Financial Statements, together with the auditors report thereon, and none of the net assets, revenue or net profit/loss line items set forth in such Audited 2017 Financial Statements shall be less than 90% of the corresponding line items set forth in Unaudited 2017 Financial Statements, which amounts shall be calculated without taking into account any difference arising from (i) Tax assets or liabilities; (ii) interest accrued on related party transactions between Group Companies; (iii) stock-based compensation of any Group Company; (iv) potential inventory loss; (v) impairment, amortization and depreciation of long-term assets (including intangible assets and goodwill); (vi) accounting adjustment to the promissory note and accrued interest thereon owed to Koubei; (vii) accounting adjustment relating to the Preferred Shares; and (viii) changes arising solely as a result of calculating and recognizing revenue in accordance with PRC GAAP instead of the Accounting Standards utilized in the Unaudited 2017 Financial Statements.

(i) Application Forms for Domestic Company Equity Transfer. All application forms and relevant materials necessary for the Onshore Equity Transfer shall have been duly signed by all necessary parties and delivered to Purchaser in form and substance agreed by Purchaser.

(j) Control Documents. The Control Documents of each Domestic Company shall have been amended and restated (in form and substance reasonably satisfactory to Purchaser) to reflect the Onshore Equity Transfer (such amended and restated Control Documents, collectively, the “New Control Documents”);

(k) Application Forms for Registration of Share Pledges. All application forms and relevant materials necessary for the termination of the existing share pledge registration with relevant authorities under the Control Documents shall have been duly signed by all necessary parties and delivered to Purchaser in form and substance agreed by Purchaser;

(l) Application Forms for Replacement of Legal Representatives. All application forms and relevant materials necessary for the replacement of the legal representative, directors, management and officers of each PRC Group Company as requested by Purchaser shall have been duly signed by all necessary parties and delivered to Purchaser in form and substance agreed by Purchaser; and

(m) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

SECTION 8.03 Conditions to the Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to consummate the Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in Article IV shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

(b) Agreements and Covenants of Purchaser. Purchaser shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by Purchaser on or before the Closing.

ARTICLE IX

TERMINATION AND INDEMNIFICATION

SECTION 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, as follows:

(a) by mutual written consent of Purchaser and the Shareholders Representative;

(b) by any of Purchaser or Shareholders Representative if:

(i) the Closing shall not have occurred on or before the date that is ninety (90) days after the date of this Agreement (such date as may be extended in accordance with this Section 9.01(b)(i), the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to Purchaser or the Shareholders Representative, as applicable, if the circumstances described in this Section 9.01(b)(i) are primarily caused by a failure by Purchaser or any Selling Shareholder (including the Shareholders Representative) or Rollover Option Holder, as applicable, to comply with its obligations under this Agreement; or

(ii) an Injunction shall have been issued;

(c) by Purchaser:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any Company Party set forth in this Agreement (including a failure by any such Company Party to complete the Closing subject to and in accordance with Article II), or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 8.02(a) or the condition set forth in Section 8.02(b) would not be satisfied; and

(ii) solely with respect to the Share Purchase related to a specific Selling Shareholder’s Sale Shares, if there shall have been a breach of any representation, warranty, covenant or agreement by such Selling Shareholder set forth in this Agreement (including a failure by any such Selling Shareholder to complete the Closing subject to and in accordance with Article II), or if any representation or warranty of such Selling Shareholder shall have become untrue, in either case such that the condition set forth in Section 8.02(d) or the condition set forth in Section 8.02(e) would not be satisfied; provided, however, that, in each case, Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if Purchaser is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or

(d) by the Shareholders Representative if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the condition set forth Section 8.03(a) or the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that Shareholders Representative shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if any Selling Shareholder (including the Shareholders Representative) or Rollover Option Holder is then in material breach of any of its representations, warranties, covenants or other agreements hereunder.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives of any party hereto) other than for breaches of this Agreement prior to the date of such termination; provided, however, that the terms of Section 7.06, this Article IX and Article X shall survive any termination of this Agreement.

SECTION 9.03 Indemnity.

(a) Subject to the limitations on indemnities set forth in Section 9.05, from and after the Closing, each of the Selling Shareholders (such Selling Shareholders, for purposes of this Section 9.03(a), and each Selling Shareholder for purposes of Section 9.03(b), each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall, severally but not jointly, on a pro rata basis in accordance with Section 9.04(b), indemnify and hold harmless Purchaser, its Affiliates, the directors, employees, agents and representatives of Purchaser or any of its Affiliates, and the successors and assigns of Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against an amount equal to (x) the Aggregate Selling Shareholders Percentage multiplied by (y) any and all Indemnifiable Losses, including any reduction in value of the Company’s or the Group Companies’ assets, any increase in their liabilities, any dilution of Purchaser’s interests in the Group Companies or any diminution in the value of Purchaser’s interests in the Group Companies, directly or indirectly, resulting from or relating to (i) any breach of any representation or warranty made by the Warrantors in Article III, or (ii) any breach of the agreements and covenants of the Company, the Principals, and the Principal Holdcos in Section 6.01.

(b) Subject to the limitations on indemnities set forth in Section 9.05, from and after the Closing, each Selling Shareholder shall, severally but not jointly, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Indemnifiable Losses, directly or indirectly, resulting from or relating to any breach of any representation or warranty made by such Selling Shareholder as to itself in Article V.

SECTION 9.04 Indemnification Procedures.

(a) If any Purchaser Indemnified Party believes that it has a claim that may give rise to an indemnity obligation hereunder (the “Asserted Liability”), such Purchaser Indemnified Party shall give prompt written notice to (i) in the case of a claim made pursuant to Section 9.03(a), the Shareholders Representative, and (ii) in the case of a claim made pursuant to Section 9.03(b), the relevant Selling Shareholder, of the assertion of any claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnity may be sought by such Purchaser Indemnified Party under Section 9.03 (an “Asserted Action”), which notice shall set forth the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that the failure to promptly provide such notice shall not affect the Purchaser Indemnified Parties’ rights under Section 9.03 unless such notice is not provided to Shareholders Representative or the relevant Selling Shareholder, as applicable, within the applicable Survival Period or except to the extent such failure is actually materially prejudicial to the rights and obligations of the relevant Indemnifying Parties in connection with such claim. In the event that such notice of a claim is so given within the applicable Survival Period, the right to pursue such claim will survive such Survival Period until such claim is finally resolved and any obligations with respect to such claim has been fully satisfied. The relevant Indemnifying Party shall be entitled to, at its cost and by counsel of its own choosing (which shall be reasonably acceptable to the relevant Purchaser Indemnified Party), assume and control the defense of an Asserted Action brought by a third party against such Purchaser Indemnified Party if it provides written notice of such election to such Purchaser Indemnified Party within ten (10) Business Days of notice of such Asserted Action which includes an acknowledgement of such Indemnifying Party’s indemnification obligations in respect of such Asserted Action. If the relevant Indemnifying Party validly elects to assume and control the defense of such Asserted Action in accordance with this Section 9.04(a), (i) the Purchaser Indemnified Party shall cooperate fully (at the cost of the Indemnifying Party) with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, and (ii) no such Asserted Action shall be settled or compromised, and no Purchaser Indemnified Party shall take any action to adversely affect or prejudice any such Asserted Action without the Indemnifying Party’s prior written consent (not to be unreasonably withheld or delayed). If the relevant Indemnifying Party does not validly elect to assume and control the defense of such Asserted Action in accordance with this Section 9.04(a), the relevant Purchaser Indemnified Party shall have the right to assume and control the defense of such Asserted Action and all reasonable costs and expenses in connection therewith shall constitute Indemnifiable Losses.

(b) Each Indemnifying Party’s indemnification obligations pursuant to Section 9.03(a) shall be satisfied from the funds remaining in the Audit and Indemnity Escrow Account at any given time, and such funds shall be the sole source of recovery with respect to any Indemnifiable Losses pursuant to Section 9.03(a). Each Indemnifying Party’s indemnification obligations pursuant to Section 9.03(b) shall be satisfied, first, from the funds remaining in the Audit and Indemnity Escrow Account at any given time which are allocated to the applicable Selling Shareholder and, thereafter, by such applicable Selling Shareholder. Each Selling Shareholder shall bear, severally but not jointly, (i) its Seller Pro Rata Share of any indemnification obligation of the Indemnifying Parties pursuant to Section 9.03(a), subject to the limitation set forth in the first sentence of this Section 9.04(b) (the “Pro Rata Indemnity Amount”) and (ii) the full amount of any indemnification obligation of such Selling Shareholder in its capacity as an Indemnifying Party pursuant to Section 9.03(b).

(c) In the event that any indemnification obligation has become payable by any Indemnifying Party pursuant to Section 9.03 (and, if such indemnification obligation has been disputed by the applicable Indemnifying Party, such indemnification obligation is ultimately agreed by such Indemnifying Party or has been determined by an arbitral award in accordance with Section 10.03) (the “Undisputed Indemnity Amount”), Purchaser and Shareholders Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser from the Audit and Indemnity Escrow Amount allocated to such Indemnifying Party (i) in the case of a claim made pursuant to Section 9.03(a), such Selling Shareholder’s Pro Rata Indemnity Amount with respect to the Undisputed Indemnity Amount and (ii) in the case of a claim made pursuant to Section 9.03(b), the full amount of such Undisputed Indemnity Amount of such Selling Shareholder in its capacity as an Indemnifying Party thereunder.

(d) If any Indemnifying Party is required to deduct or withhold any amounts from any indemnification obligation payable to the Purchaser Indemnified Parties under Section 9.03, the amount of such Indemnifying Party’s indemnification obligation shall be increased such that the net payment received by the Purchaser Indemnified Parties, after any such deduction or withholding, equals the amount of the Indemnifying Party’s indemnification obligation under Section 9.03.

SECTION 9.05 Limitations on Indemnity.

(a) The Indemnifying Parties and Purchaser acknowledge that the indemnities under Section 9.03 shall be subject to the following provisions: (i) the Purchaser Indemnified Parties shall not bring any indemnity claim under Section 9.03(a)(i) against the Indemnifying Parties for breach of representations or warranties set forth under Article III, to the extent that relevant exceptions have been fairly disclosed in the Company Disclosure Schedule; (ii) the total liability of each Indemnifying Party in respect of all relevant indemnification claims under Section 9.03(a) brought by the Purchaser Indemnified Parties is limited to the Audit and Indemnity Escrow Amount allocated to the applicable Selling Shareholder, except for fraud or willful misconduct of the Warrantors, the Company and/or such Selling Shareholder; (iii) without prejudice to Section 9.05(a)(ii), the total liability of each Selling Shareholder in respect of any and all indemnification claims or other claims under this Article IX or otherwise in law or in equity brought by the Purchaser Indemnified Parties shall not exceed the net proceeds received by, including the amounts held in the Audit and Indemnity Escrow Account and Tax Escrow Account on behalf of, such Selling Shareholder in connection with the Transactions, except for fraud or willful misconduct of such Selling Shareholder; (iv) the Indemnifying Parties are not liable to indemnify any Purchaser Indemnified Party in respect of any claims under this Agreement to the extent that such claims would not have arisen but for a change in any law, regulation or government decrees promulgated after the Closing; (v) the Indemnifying Parties shall not be liable for any claim made pursuant to Section 9.03 if (A) the alleged breach which is the subject of the claim is remediable and has been remedied by the relevant Indemnifying Party without cost or liability to the Group, to the reasonable satisfaction of Purchaser, within thirty (30) Business Days after the date on which the notice of such claim is received by Shareholders Representative or the relevant Selling Shareholder, as applicable (the “Grace Period”), and (B) no Indemnifiable Loss is incurred by any Purchaser Indemnified Party seeking indemnification after the completion of such remedial actions conducted within the Grace Period, and (vi) no claims arising out of this Agreement may be made against any of the Principals and no Liabilities in connection with such claims shall be borne by any of the Principals (other than indirectly through their ownership of the Principal Holdcos). In addition, the Indemnifying Parties and Purchaser acknowledge that the Indemnifying Parties shall not be obligated to indemnify any Indemnified Party under Section 9.03(a) unless the aggregate Indemnifiable Losses incurred by the Indemnified Parties in connection with any claims brought under Section 9.03(a), cumulatively and in the aggregate, exceed US$2,000,000, in which case, the Indemnifying Parties shall be liable for all such Indemnifiable Losses from the first dollar.

(b) The representations and warranties of the Warrantors in Article III shall survive the Closing until the second (2nd) anniversary of the Closing, provided that (i) the Fundamental Warranties shall survive the Closing indefinitely and (ii) the survival period for any indemnification obligation relating to any claim of liability for Taxes attributable to any breach of any representation or warranty made in Section 3.07 shall survive the Closing until the earlier of the tenth (10th) anniversary of the Closing and the expiration of the applicable statute of limitations under applicable Laws. The representations and warranties of each Selling Shareholder in Article V shall survive the Closing indefinitely. The applicable survival periods set forth in this Section 9.05(b) shall be referred to as the “Survival Period”. The right of the Purchaser Indemnified Parties to make a claim under Section 9.03 shall be subject to the Purchaser Indemnified Parties making a claim pursuant to Section 9.03 prior to the expiration of the applicable Survival Period.

(c) In no event shall any Party be liable under this Agreement for any punitive, exemplary, or special damages of any kind or nature. Where one and the same set of facts qualifies under more than one provision entitling a party to a claim or remedy under this Agreement, there shall be only one claim or remedy. In calculating amounts payable to a Purchaser Indemnified Party, the amount of Indemnifiable Losses shall be determined without duplication of any other Indemnifiable Losses for which an indemnification claim has been made or could be made with respect to any other representation, warranty, obligation or agreement and shall be computed net of (i) any amounts actually recovered by the Purchaser Indemnified Party under any insurance policy with respect to such Indemnifiable Losses and (ii) any amounts actually recovered by the Purchaser Indemnified Party from any other third party with respect to such Indemnifiable Losses, in each case, net of any costs and expenses of any Purchaser Indemnified Party in connection with such recovered amounts.

(d) The amount of any indemnity payments made pursuant to this Agreement shall be reduced (but not below zero) by the amount of any actual net reduction in cash payments for Taxes actually realized by any Purchaser Indemnified Party, in the year of the claim, as a result of the Indemnifiable Losses giving rise to such indemnity claim.

(e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Purchaser Indemnified Party be entitled to indemnification to the extent any Indemnifiable Losses were attributable to such Purchaser Indemnified Party’s own fraud or willful misconduct.

(f) Notwithstanding anything to the contrary contained herein and without prejudice to Section 10.05 with respect to non-monetary damages and related equitable remedies, except in the case of fraud or willful misconduct, Section 9.03 shall be the exclusive remedy after the Closing for monetary damages against any Selling Shareholder by any Purchaser Indemnified Party in connection with any Transaction Document.

SECTION 9.06 Tax Treatment of Indemnification Payments. All indemnification payments made under Section 9.03 shall be treated as adjustments to the Aggregate Purchase Price and the Purchase Price for the applicable Selling Shareholder for Tax purposes, unless otherwise required by applicable Law.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of Purchaser, and this Agreement and the rights and obligations therein may not be assigned by Purchaser except to an Affiliate thereof. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 10.02 Governing Law. This Agreement shall be governed by and construed under the Laws of the Hong Kong Special Administrative Region of the PRC (“Hong Kong”), without regard to principles of conflict of Laws thereunder.

SECTION 10.03 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof (each, a “Dispute”), shall be referred to arbitration upon the demand of either party to the Dispute with notice (the “Arbitration Notice”) to the other.

(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators. The HKIAC shall select the arbitrators, who shall be qualified to practice law in Hong Kong.

(c) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(d) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

SECTION 10.04 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule V (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

SECTION 10.05 Rights Cumulative; Specific Performance. Subject to express limitations of liability of a Party under this Agreement, each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the other parties’ obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), in addition to any other remedy at law or equity. Each Party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

SECTION 10.06 Fees and Expenses. Each Party shall bear its own legal, accounting and other out-of-pocket costs and expenses incurred by such Party in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

SECTION 10.07 Restriction on the Use of Name. Without the prior written consent of Alibaba, none of the Group Companies and the Parties hereto (other than Alibaba) shall, and each foregoing Person shall cause its Affiliates not to, (i) use in advertising, publicity, announcements, or otherwise, the name of Alibaba or any Affiliate of Alibaba, either alone or in combination of, including “阿里巴巴” (Chinese equivalent for “Alibaba”), “淘宝” (Chinese equivalent for “Taobao”), “阿里” (Chinese equivalent for “Ali”), “全球速卖通” (Chinese brand for “AliExpress”), “淘” (Chinese equivalent for “Tao”), “天猫” (Chinese equivalent for “Tmall”), “聚划算” (Chinese equivalent for “Juhuasuan”), “飞猪” (Chinese equivalent for “Fliggy”), “阿里妈妈” (Chinese equivalent for “Alimama”), “阿里云” (Chinese equivalent for “Alibaba Cloud”), “口碑” (Chinese equivalent for “Koubei’), “虾米” (Chinese equivalent for “Xiami”), “蚂蚁金服” (Chinese brand for “Ant Financial”), “蚂蚁” (Chinese equivalent for “Ant”), “蚂蚁财富” (Chinese equivalent for “Ant Fortune”), “支付宝” (Chinese brand for “Alipay”), “1688”, “一达通” (Chinese brand for “OneTouch”), “友盟” (Chinese equivalent for “Umeng”), “阿里音乐” (Chinese equivalent for “Alibaba Music”), “阿里星球” (Chinese equivalent for “Alibaba Planet”), “优视” (Chinese equivalent for “UC/UCWeb”), “高德地图” (Chinese brand for “AMAP”), “钉钉” (Chinese brand for “DingTalk”), “余额宝” (Chinese equivalent for “Yu’e Bao”), “招财宝” (Chinese equivalent for “Zhaocaibao”), “芝麻信用” (Chinese equivalent for “Zhima Credit”), “网商银行” (Chinese brand for “MYbank”), “阿里通信” (Chinese equivalent for “AliTelecom”), “优酷” (Chinese equivalent for “YOUKU”), “Alibaba”, “Taobao”, “Ali”, “AliExpress”, “Tao”, “Tmall”, “Juhuasuan”, “Fliggy”, “Alimama”, “Alibaba Cloud”, “YunOS”, “Koubei”, “Xiami”, “Ant Financial”, “Ant”, “Ant Fortune”, “Alipay”, “OneTouch”, “Umeng”, “Alibaba Music”, “Alibaba Planet”, “UCWeb”, “UC”, “AMAP”, “DingTalk”, “Yu’e Bao”, “Zhaocaibao”, “Zhima Credit”, “MYbank”, “AliTelecom”, “YOUKU”, the associated devices and logos of the above brands (including but not limited to the smiling face device of Alibaba Group, the cow device of Alibaba.com, the ant device of Taobao, the Tao doll device of Taobao, the cat device of Tmall, the Ju doll device of Juhuasuan, the bracket device of Alibaba Cloud, the cloud device of YunOS, the pig device of Fliggy, the wing device of Dingtalk, the ant device of Ant Financial, the lion device and the Zhixiaobao device of Alipay, the ingot device of Zhaocaibao, the sesame device of Zhima Credit together with the Gaoxiaode device and the paper aeroplane device of AutoNavi), or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by Alibaba or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or services provided by any Group Company has been approved or endorsed by Alibaba or any of its Affiliates.

SECTION 10.08 Finder’s Fee. Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, partners, employees or representatives is responsible in connection with the transaction contemplated herein. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible in connection with the transaction contemplated herein.

SECTION 10.09 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction. Without limitation of the foregoing, notwithstanding any claim or determination regarding the validity, legality, enforceability or binding nature of this Agreement with respect to any individual Party, this Agreement shall be valid, binding and enforceable with respect to each other Party, and nothing herein and no such claim or determination shall in any way limit Purchaser’s right to treat the agreements herein with each Party as a separate, severable agreements, enforce this Agreement with respect to an individual Party and separately consummate the transactions hereunder with respect to an individual Party.

SECTION 10.10 Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, (ii) the holders of a majority of the voting power of the Ordinary Shares held by the Principals (through their Principal Holdcos) who are then employees of the Company, (iii) the Shareholders Representative, and (iv) Purchaser; provided however that no amendment or waiver shall be effective or enforceable in respect of any Selling Shareholder if such amendment or waiver affects such Selling Shareholder in a materially adverse and materially disproportionate manner from the other Selling Shareholders. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought. For the avoidance of doubt, Purchaser may, in its sole discretion, waive any of the conditions set forth in Section 8.01(b) or Section 8.02 with respect to any one or more Selling Shareholders and to consummate individual Share Purchases with respect to any one or more Selling Shareholders; provided that Purchaser shall deliver a written notice of any such individual Share Purchase to the Shareholders Representative on the date of such individual consummation of such individual Share Purchase.

SECTION 10.11 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

SECTION 10.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

SECTION 10.13 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

SECTION 10.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, PDF and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

SECTION 10.15 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers or authorized representatives thereunto duly authorized.

PURCHASER:

ALI PANINI INVESTMENT LIMITED

By	/s/ Timothy Alexander Steinert

Name:	Timothy Alexander Steinert
Title:	Authorized Signatory

[Panini IV – Signature Page to Share Purchase Agreement]

PRINCIPALS:

/s/ Xuhao Zhang
Xuhao Zhang (張旭豪)

/s/ Yuan Wang
Yuan Wang (汪淵)

/s/ Jia Kang
Jia Kang (康嘉)

/s/ Gaochao Deng
Gaochao Deng (鄧高潮)

[Panini – Signature Page to Share Purchase Agreement]

PRINCIPAL HOLDCOS:

Mark X Taurus Investment Holdings Inc.

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Director

Three Body Technology Inc.

By:	/s/ Yuan Wang

Name:	Yuan Wang (汪淵)
Title:	Director

King Jack Investment Inc.

By:	/s/ Jia Kang

Name:	Jia Kang (康嘉)
Title:	Director

Three Stone Investment Inc.

By:	/s/ Gaochao Deng

Name:	Gaochao Deng (鄧高潮)
Title:	Director

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Legend Giant Group Limited

By:	/s/ Chen Hao

Name:	Chen Hao
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

MATRIX PARTNERS CHINA II HONG KONG LIMITED

By:	/s/ Yibo SHAO

Name:	Yibo SHAO
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Sequoia Capital CV IV Holdco, Ltd.

By:	/s/ Ip Siu Wai Eva

Name: Title:	Ip Siu Wai Eva Authorized Signatory

Sequoia Capital China GF Holdco III-A, Ltd.

By:	/s/ Ip Siu Wai Eva

Name:	Ip Siu Wai Eva
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement - Rajax Holding]

SELLING SHAREHOLDERS:

Sevva Investment Limited

By:	/s/ Cheung Wing Hong Shannon

Name:	Cheung Wing Hong Shannon
Title:	Director

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Tactic Smart Limited

By:	/s/ Wen Quan

Name:	Wen Quan
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

CE Takeout Limited

By:	/s/ Wu Jingyang

Name:	Wu Jingyang
Title:	Authorized Signatory

CE Takeout II Limited

By:	/s/ Wu Jingyang

Name:	Wu Jingyang
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

CMC Element Investment Limited

By:	/s/ CHEN Xian

Name:	CHEN Xian
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

GOPHER HARVEST FUND LP

By:	/s/ Yin Zhe

Name:	Yin Zhe
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Shanghai Jize Investment Center (Limited Partnership) (上海基澤投資中心（有限合夥）)

By:	/s/ Yin Zhe

Name:	Yin Zhe
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Shanghai Gefei Cuicheng Investment Center (LP) (上海歌斐翠誠投資中心（有限合夥）)

By:	/s/ Zeng Chun

Name:	Zeng Chun
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Hefei Zhong’an Gefei Strategic Emerging Industries Fund Investment Partnership (LP) (合肥中安歌斐戰略新興產業基金投資合夥企業（有限 合夥）)

By:	/s/ Zeng Chun

Name:	Zeng Chun
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

GSR Ventures III, L.P.

By:	/s/ Richard Lim

Name:	Richard Lim
Title:	Authorized Signatory

Banean Holdings Ltd

By:	/s/ Waiping Leong

Name:	Waiping Leong
Title:	Authorized Signatory

GSR Ventures Seal. Notwithstanding any of the provisions in this Agreement, this Agreement shall not be effective until the signature page(s) of GSR Ventures III, L.P. are accompanied by a seal or chop of such fund or its general partner.

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Shanghai Huasheng Leading Venture Capital (Limited Partnership) (上海華晟領勢創業投資合夥企業（有限合夥）)

By:	/s/ Wang Xinwei

Name:	Wang Xinwei
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海華晟領飛股權投資合夥企業（有限合夥）)

By:	/s/ Wang Xinwei

Name:	Wang Xinwei
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

JD.com E-Commerce (Investment) Hong Kong Corporation Limited

By:	/s/ WANG Nani

Name:	WANG Nani
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Unicorn (HK) Capital Investment Co., Limited

By:	/s/ Dan CHEN

Name:	Dan CHEN
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Baidu (Hong Kong) Limited

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

CICC ALPHA Active Investment Limited

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

DianPing Holdings Ltd.

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of
Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

High Mark Enterprise Development Limited

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of
Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Hina Group Fund II, L.P.

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of Attorney and Proxy

Hina Group Fund III, L.P.

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of Attorney and Proxy

Hina Hanking I Investment L.P.

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Horizon Thrive International Limited

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of
Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

HUA XIN 1 PTE. LTD.

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of
Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

HUA XIN 2 PTE. LTD.

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of
Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

HUA XIN 3 PTE. LTD.

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of
Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Slender West Lake Investment Limited

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory under Power of
Attorney and Proxy

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Rosebook Holding Limited

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Authorized Signatory

Three Body Technology Inc.

By:	/s/ Yuan Wang

Name:	Yuan Wang (汪淵)
Title:	Authorized Signatory

King Jack Investment Inc.

By:	/s/ Jia Kang

Name:	Jia Kang (康嘉)
Title:	Authorized Signatory

The Kunpen Limited

By:	/s/ Gaochao Deng

Name:	Gaochao Deng (鄧高潮)
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

Worldwide Access Investment Limited

By:	/s/ Ge Xu

Name:	Ge Xu
Title:	Authorized Signatory

Dragon Universe Investment Inc.

By:	/s/ Yulong Luo

Name:	Yulong Luo
Title:	Authorized Signatory

Qinyang Technology Limited

By:	/s/ Xuefeng Zhang

Name:	Xuefeng Zhang
Title:	Authorized Signatory

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

/s/ ZHOU Zhengchuan
ZHOU Zhengchuan

/s/ CHEN Yulong
CHEN Yulong

/s/ XU Ge
XU Ge

/s/ CHEN Qi
CHEN Qi

/s/ CHEN Yuming
CHEN Yuming

/s/ DAI Zhenkai
DAI Zhenkai

/s/ FAN Xiaofeng
FAN Xiaofeng

/s/ GAO Guobin
GAO Guobin

/s/ GAO Wei
GAO Wei

/s/ GUO Haochuan
GUO Haochuan

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

/s/ HAN Donghua
HAN Donghua

/s/ HU Jian
HU Jian

/s/ HUANG Nian
HUANG Nian

/s/ HUANG Ping
HUANG Ping

/s/ JIANG Xinwei
JIANG Xinwei

/s/ JIN Qianchen
JIN Qianchen

/s/ JIN Xin
JIN Xin

/s/ LAN Jiangang
LAN Jiangang

/s/ LI Baoxin
LI Baoxin

/s/ LI Haiyan
LI Haiyan

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

/s/ LI Lei
LI Lei

/s/ LI Lixun
LI Lixun

/s/ LI Ming
LI Ming

/s/ LI Yan
LI Yan

/s/ MAO Ruizhe
MAO Ruizhe

/s/ MAO Pengcheng
MAO Pengcheng

/s/ Min Jie
Min Jie

/s/ PAN Yuan
PAN Yuan

/s/ PU Zhihua
PU Zhihua

/s/ SHI Jianing
SHI Jianing

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

/s/ TANG Lei
TANG Lei

/s/ TU Yanping
TU Yanping

/s/ WAN Jiabao
WAN Jiabao

/s/ WANG Qiuxiao
WANG Qiuxiao

/s/ WANG Taizhou
WANG Taizhou

/s/ WANG Yong
WANG Yong

/s/ WEI Hai
WEI Hai

/s/ XIA Liebo
XIA Liebo

/s/ XIN Jingbo
XIN Jingbo

/s/ XING Juan
XING Juan

[Panini – Signature Page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

/s/ XU Mengyun
XU Mengyun

/s/ YANG Gengsheng
YANG Gengsheng

/s/ YAO Zhen
YAO Zhen

/s/ YU Lixin
YU Lixin

/s/ ZANG Yunfei
ZANG Yunfei

/s/ ZHANG Hao
ZHANG Hao

/s/ ZHANG Yi
ZHANG Yi

[Panini – Signature Page to Share Purchase Agreement]

ROLLOVER SHAREHOLDER:

Ali Panini Investment Holding Limited

By	/s/ Timothy Alexander Steinert

Name:	Timothy Alexander Steinert
Title:	Authorized Signatory

[Panini IV – Signature Page to Share Purchase Agreement]

COMPANY:

Rajax Holdings

By:	/s/ Xuhao Zhang

Name:	Xuhao Zhang (張旭豪)
Title:	Director

[Panini – Signature Page to Share Purchase Agreement]

SCHEDULE I

LIST OF PRINCIPALS AND PRINCIPAL HOLDCOS

Principal	ID Card Number	Principal Holdco
Xuhao Zhang (张旭豪)	310103198504094033	Mark X Taurus Investment Holdings Inc.
Yuan Wang (汪渊)	342221198804241555	Three Body Technology Inc.
Jia Kang (康嘉)	612701198502030610	King Jack Investment Inc.
Gaochao Deng (邓高潮)	130984198705035118	Three Stone Investment Inc.

SCHEDULE II

SELLING SHAREHOLDERS

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6

Selling Shareholder	Type of shares owned in Rajax	Number of shares owned in Rajax	Purchase Price	Tax Escrow Amount[1]	Audit and Indemnity Escrow Amount[2]
Mark X Taurus Investment Holdings Inc.	Ordinary Shares	458,288,880	298,685,239.01	29,868,523.90	26,881,671.51
Three Body Technology Inc.	Ordinary Shares	110,614,540	72,091,931.01	7,209,193.10	6,488,273.79
King Jack Investment Inc.	Ordinary Shares	15,816,618	10,308,324.15	1,030,832.42	927,749.17
Three Stone Investment Inc.	Ordinary Shares	4,472,095	2,914,643.63	291,464.36	262,317.93
Banean Holdings Ltd	Series A Preferred Shares	9,000,000	5,865,660.87	586,566.09	527,909.48
CE Takeout Limited	Series E Preferred Shares	458,333,320	298,714,202.34	29,871,420.23	26,884,278.21
CE Takeout II Limited	Series F Preferred Shares	186,456,474	121,521,160.41	12,152,116.04	10,936,904.44
	Series D Preferred Shares	550,000,000	358,457,053.24	35,845,705.32	32,261,134.79
DianPing Holdings Ltd.
	Series E Preferred Shares	152,777,773	99,571,400.56	9,957,140.06	8,961,426.05
	Series A Preferred Shares	440,999,920	287,417,330.55	28,741,733.06	25,867,559.75
	Series B Preferred Shares	50,000,000	32,587,004.84	3,258,700.48	2,932,830.44
GSR Ventures III, L.P.
	Series C Preferred Shares	77,777,760	50,690,884.83	5,069,088.48	4,562,179.63
	Series E Preferred Shares	11,458,333	7,467,855.06	746,785.51	672,106.96
High Mark Enterprise Development Limited	Series E Preferred Shares	39,000,000	25,417,863.78	2,541,786.38	2,287,607.74
	Series E Preferred Shares	152,777,773	99,571,400.56	9,957,140.06	8,961,426.05
Horizon Thrive International Limited	Series F Preferred Shares	37,291,295	24,304,232.21	2,430,423.22	2,187,380.90
HUA XIN 1 PTE. LTD.	Series F Preferred Shares	186,456,475	121,521,161.07	12,152,116.11	10,936,904.50
HUA XIN 2 PTE. LTD.	Series F Preferred Shares	96,957,366	63,191,003.10	6,319,100.31	5,687,190.28
HUA XIN 3 PTE. LTD.	Series F Preferred Shares	52,207,812	34,025,924.45	3,402,592.45	3,062,333.20
JD.com E-Commerce (Investment) Hong Kong Corporation Limited	Series E Preferred Shares	336,944,433	219,600,197.38	21,960,019.74	19,764,017.76
	Series F Preferred Shares	130,519,532	85,064,812.42	8,506,481.24	7,655,833.12
Legend Giant Group Limited	Series E Preferred Shares	6,000,000	3,910,440.58	391,044.06	351,939.65
	Series B Preferred Shares	300,000,000	195,522,029.04	19,552,202.90	17,596,982.61
	Series C Preferred Shares	100,000,000	65,174,009.68	6,517,400.97	5,865,660.87
Matrix Partners China II Hong Kong Limited
	Series D Preferred Shares	21,638,560	14,102,717.19	1,410,271.72	1,269,244.55
	Series E Preferred Shares	38,194,443	24,892,849.98	2,489,285.00	2,240,356.50
Sequoia Capital China GF Holdco III-A. Limited	Series E Preferred Shares	255,902,770	166,782,096.09	16,678,209.61	15,010,388.65
	Series F Preferred Shares	130,519,533	85,064,813.07	8,506,481.31	7,655,833.18
	Series C Preferred Shares	377,777,760	246,212,913.87	24,621,291.39	22,159,162.25
Sequoia Capital CV IV Holdco, Ltd.
	Series D Preferred Shares	20,436,400	13,319,221.31	1,331,922.13	1,198,729.92
	Series E Preferred Shares	381,944,433	248,928,501.74	24,892,850.17	22,403,565.16
Slender West Lake Investment Limited	Series F Preferred Shares	130,519,532	85,064,812.42	8,506,481.24	7,655,833.12
Shanghai Huasheng Leading Venture Capital (Limited Partnership)	Series F Preferred Shares	37,291,295	24,304,232.21	2,430,423.22	2,187,380.90
Shanghai Huasheng Lingfei Equity Investment (Limited Partnership)	Series F Preferred Shares	149,165,179	97,216,928.20	9,721,692.82	8,749,523.54
CMC Element Investment Limited	Series F Preferred Shares	186,456,474	121,521,160.41	12,152,116.04	10,936,904.44
GOPHER CHINA HARVEST FUND LP	Series F Preferred Shares	74,582,590	48,608,464.43	4,860,846.44	4,374,761.80
Shanghai Jize Investment Center (Limited Partnership)	Series F Preferred Shares	74,582,590	48,608,464.43	4,860,846.44	4,374,761.80

Shanghai Gefei Cuicheng Investment Center (LP)	Series F Preferred Shares	37,291,294	24,304,231.56	2,430,423.16	2,187,380.84
Hefei Zhong’an Gefei Strategic Emerging Industries Fund Investment Partnership (LP)	Series F Preferred Shares	18,645,647	12,152,115.78	1,215,211.58	1,093,690.42
Baidu (Hong Kong) Limited	Series G-1 Preferred Shares	748,836,549	488,046,804.93	48,804,680.49	43,924,212.44
Hina Group Fund II, L.P.	Series G-1 Preferred Shares	1,263,098	823,211.61	82,321.16	74,089.04
Hina Group Fund III, L.P.	Series G-1 Preferred Shares	17,683,369	11,524,960.62	1,152,496.06	1,037,246.46
Hina Hanking I Investment L.P.	Series G-1 Preferred Shares	45,110,635	29,400,409.62	2,940,040.96	2,646,036.87
Tactic Smart Limited	Series G-1 Preferred Shares	6,315,489	4,116,057.41	411,605.74	370,445.17
CICC ALPHA Active Investment Limited	Series G-1 Preferred Shares	6,315,489	4,116,057.41	411,605.74	370,445.17
Sevva Investment Limited	Series G-1 Preferred Shares	18,044,254	11,760,163.85	1,176,016.39	1,058,414.75
Unicorn (HK) Capital Investment Co., Limited	Series G-1 Preferred Shares	27,066,381	17,640,245.77	1,764,024.58	1,587,622.12
Former Company Share Award Holders – see Appendix A

TOTAL		6,769,734,163	4,412,107,198.68	441,210,719.88	397,089,647.92

[1]	Note: Tax Escrow Amount for each Selling Shareholder shall be 10% of the Purchase Price (Column 4) to be paid to such Selling Shareholder.
[2]	Note: Audit / Indemnity Escrow Amount for each Selling Shareholder shall be 9% of the Purchase Price (Column 4) to be paid to such Selling Shareholder.

APPENDIX A

TO SCHEDULE II

FORMER COMPANY SHARE AWARD HOLDERS

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6

Former Company Share Award Holders	Type of shares owned in Rajax	Number of shares owned in Rajax	Purchase Price	Tax Escrow Amount[1]	Audit and Indemnity Escrow Amount[2]
Rosebook Holding Limited	Ordinary Shares	897,500,089	584,936,794.88	58,493,679.49	52,644,311.54
Three Body Technology Inc.	Ordinary Shares	72,884,355	47,501,656.58	4,750,165.66	4,275,149.09
King Jack Investment Inc.	Ordinary Shares	125,616,479	81,869,296.18	8,186,929.62	7,368,236.66
The Kunpen Limited	Ordinary Shares	2,459,478	1,602,940.43	160,294.04	144,264.64
Worldwide Access Investment Limited	Ordinary Shares	66,189,976	43,138,661.37	4,313,866.14	3,882,479.52
Dragon Universe Investment Inc.	Ordinary Shares	100,988,034	65,817,951.05	6,581,795.11	5,923,615.59
Qinyang Technology Limited	Ordinary Shares	50,269,688	32,762,771.32	3,276,277.13	2,948,649.42
ZHOU Zhengchuan	Ordinary Shares	3,770,823	2,457,596.55	245,759.66	221,183.69
CHEN Yulong	Ordinary Shares	9,778,787	6,373,227.59	637,322.76	573,590.48
XU Ge	Ordinary Shares	14,000,000	9,124,361.36	912,436.14	821,192.52
CHEN Qi	Ordinary Shares	1,800,000	1,173,132.17	117,313.22	105,581.90
CHEN Yuming	Ordinary Shares	1,500,000	977,610.15	97,761.02	87,984.91
DAI Zhenkai	Ordinary Shares	3,615,980	2,356,679.16	235,667.92	212,101.12
FAN Xiaofeng	Ordinary Shares	1,500,000	977,610.15	97,761.02	87,984.91
GAO Guobin	Ordinary Shares	2,374,654	1,547,657.23	154,765.72	139,289.15
GAO Wei	Ordinary Shares	2,579,593	1,681,224.19	168,122.42	151,310.18
GUO Haochuan	Ordinary Shares	1,650,170	1,075,481.96	107,548.20	96,793.38
HAN Donghua	Ordinary Shares	1,665,590	1,085,531.79	108,553.18	97,697.86
HU Jian	Ordinary Shares	1,600,000	1,042,784.15	104,278.42	93,850.57
HUANG Nian	Ordinary Shares	1,601,704	1,043,894.72	104,389.47	93,950.52
HUANG Ping	Ordinary Shares	3,925,543	2,558,433.77	255,843.38	230,259.04
JIANG Xinwei	Ordinary Shares	1,482,324	966,089.99	96,609.00	86,948.10
JIN Qianchen	Ordinary Shares	3,615,980	2,356,679.16	235,667.92	212,101.12
JIN Xin	Ordinary Shares	6,066,269	3,953,630.75	395,363.08	355,826.77
LAN Jiangang	Ordinary Shares	1,505,107	980,938.58	98,093.86	88,284.47
LI Baoxin	Ordinary Shares	6,347,424	4,136,870.73	413,687.07	372,318.37
LI Haiyan	Ordinary Shares	2,551,383	1,662,838.60	166,283.86	149,655.47
LI Lei	Ordinary Shares	2,445,774	1,594,008.98	159,400.90	143,460.81
LI Lixun	Ordinary Shares	4,031,501	2,627,490.85	262,749.09	236,474.18
LI Ming	Ordinary Shares	4,900,309	3,193,727.86	319,372.79	287,435.51
LI Yan	Ordinary Shares	1,500,000	977,610.15	97,761.02	87,984.91
MAO Ruizhe	Ordinary Shares	2,171,450	1,415,221.03	141,522.10	127,369.89
MAO Pengcheng	Ordinary Shares	3,338,967	2,176,138.68	217,613.87	195,852.48
Min Jie	Ordinary Shares	12,713,308	8,285,772.59	828,577.26	745,719.53
PAN Yuan	Ordinary Shares	1,000,000	651,740.10	65,174.01	58,656.61
PU Zhihua	Ordinary Shares	2,853,808	1,859,941.10	185,994.11	167,394.70
SHI Jianing	Ordinary Shares	1,839,124	1,198,630.85	119,863.09	107,876.78
TANG Lei	Ordinary Shares	5,238,125	3,413,896.09	341,389.61	307,250.65
TU Yanping	Ordinary Shares	2,246,407	1,464,073.52	146,407.35	131,766.62
WAN Jiabao	Ordinary Shares	1,500,000	977,610.15	97,761.02	87,984.91
WANG Qiuxiao	Ordinary Shares	3,328,802	2,169,513.74	216,951.37	195,256.24
WANG Taizhou	Ordinary Shares	8,969,213	5,845,595.75	584,559.58	526,103.62
WANG Yong	Ordinary Shares	1,831,812	1,193,865.33	119,386.53	107,447.88
WEI Hai	Ordinary Shares	3,676,250	2,395,959.53	239,595.95	215,636.36
XIA Liebo	Ordinary Shares	1,619,407	1,055,432.47	105,543.25	94,988.92
XIN Jingbo	Ordinary Shares	15,868,111	10,341,884.20	1,034,188.42	930,769.58
XING Juan	Ordinary Shares	1,191,267	776,396.47	77,639.65	69,875.68
XU Mengyun	Ordinary Shares	2,597,989	1,693,213.60	169,321.36	152,389.22
YANG Gengsheng	Ordinary Shares	1,382,016	900,715.24	90,071.52	81,064.37

YAO Zhen	Ordinary Shares	1,529,949	997,129.11	99,712.91	89,741.62
YU Lixin	Ordinary Shares	7,420,676	4,836,352.09	483,635.21	435,271.69
ZANG Yunfei	Ordinary Shares	1,298,196	846,086.39	84,608.64	76,147.78
ZHANG Hao	Ordinary Shares	3,615,980	2,356,679.16	235,667.92	212,101.12
ZHANG Yi	Ordinary Shares	1,375,796	896,661.42	89,666.14	80,699.53

TOTAL		1,490,323,667	971,303,691.01	97,130,369.18	87,417,332.18

[1]	Note: Tax Escrow Amount for each Former Company Share Award Holders shall be 10% of the Purchase Price (Column 4) to be paid to such Former Company Share Award Holders.
[2]	Note: Audit / Indemnity Escrow Amount for each Former Company Share Award Holders shall be 9% of the Purchase Price (Column 4) to be paid to such Former Company Share Award Holders.

SCHEDULE III

CAPITALIZATION TABLE OF THE COMPANY

Ordinary Shares	Number	Percentage
Mark X Taurus Investment Holdings Inc.	458,288,880	3.30653681%
Three Body Technology Inc.	110,614,540	0.79807969%
King Jack Investment Inc.	15,816,618	0.11411630%
Three Stone Investment Inc.	4,472,095	0.03226600%
Former Company Share Award Holders – see Appendix A to Schedule II	1,490,323,667	10.75262847%

Subtotal	2,079,515,800	15.00362727%

ESOP	399,075,395	2.87931377%

Series A Preferred Shares
Banean Holdings Ltd	9,000,000	0.06493466%
GSR Ventures III, L.P.	440,999,920	3.18179762%

Subtotal	449,999,920	3.24673228%

Series B Preferred Shares
GSR Ventures III, L.P.	50,000,000	0.36074809%
Matrix Partners China II Hong Kong Limited	300,000,000	2.16448857%

Subtotal	350,000,000	2.52523666%

Series C Preferred Shares
Sequoia Capital CV IV Holdco, Ltd.	377,777,760	2.72565214%
GSR Ventures III, L.P.	77,777,760	0.56116358%
Matrix Partners China II Hong Kong Limited	100,000,000	0.72149619%

Subtotal	555,555,520	4.00831191%

Series D Preferred Shares
DianPing Holdings Ltd.	550,000,000	3.96822904%
Matrix Partners China II Hong Kong Limited	21,638,560	0.15612139%
Sequoia Capital CV IV Holdco, Ltd.	20,436,400	0.14744785%

Subtotal	592,074,960	4.27179828%

Series E Preferred Shares
CE Takeout Limited	458,333,320	3.30685744%
Slender West Lake Investment Limited	381,944,433	2.75571453%
JD.com E-Commerce (Investment) Hong Kong Corporation Limited	336,944,433	2.43104125%

High Mark Enterprise Development Limited	39,000,000	0.28138351%
Legend Giant Group Limited	6,000,000	0.04328977%
DianPing Holdings Ltd.	152,777,773	1.10228581%
Matrix Partners China II Hong Kong Limited	38,194,443	0.27557145%
Sequoia Capital China GF Holdco III-A. Limited	255,902,770	1.84632874%
GSR Ventures III, L.P.	11,458,333	0.08267144%
Horizon Thrive International Limited	152,777,773	1.10228581%

Subtotal	1,833,333,278	13.22742975%

Series F Preferred Shares
CE Takeout II Limited	186,456,474	1.34527636%
Horizon Thrive International Limited	37,291,295	0.26905527%
HUA XIN 1 PTE. LTD.	186,456,475	1.34527636%
HUA XIN 2 PTE. LTD.	96,957,366	0.69954370%
HUA XIN 3 PTE. LTD.	52,207,812	0.37667737%
JD.com E-Commerce (Investment) Hong Kong Corporation Limited	130,519,532	0.94169345%
Slender West Lake Investment Limited	130,519,532	0.94169345%
Sequoia Capital China GF Holdco III-A. Limited	130,519,533	0.94169346%
Shanghai Huasheng Leading Venture Capital (Limited Partnership)	37,291,295	0.26905527%
Shanghai Huasheng Lingfei Equity Investment (Limited Partnership)	149,165,179	1.07622108%
CMC Element Investment Limited	186,456,474	1.34527636%
GOPHER CHINA HARVEST FUND LP	74,582,590	0.53811055%
Shanghai Jize Investment Center (Limited Partnership)	74,582,590	0.53811055%
Shanghai Gefei Cuicheng Investment Center (LP)	37,291,294	0.26905527%
Hefei Zhong’an Gefei Strategic Emerging Industries Fund Investment Partnership (LP)	18,645,647	0.13452763%

Subtotal	1,528,943,088	11.03126613%

Series F-1 Preferred Shares
Ali Panini Investment Holding Limited	2,974,476,361	21.46073361%

Series G Preferred Shares
Ali Panini Investment Holding Limited	782,937,131	5.64886157%

Series G-1 Preferred Shares
Ali Panini Investment Holding Limited	1,443,540,335	10.41508852%
Baidu (Hong Kong) Limited	748,836,549	5.40282717%
Hina Group Fund II, L.P.	1,263,098	0.00911320%
Hina Group Fund III, L.P.	17,683,369	0.12758483%

Hina Hanking I Investment L.P.	45,110,635	0.32547151%
Tactic Smart Limited	6,315,489	0.04556601%
CICC ALPHA Active Investment Limited	6,315,489	0.04556601%
Sevva Investment Limited	18,044,254	0.13018861%
Unicorn (HK) Capital Investment Co., Limited	27,066,381	0.19528291%

Subtotal	2,314,175,599	16.69668877%

Total	13,860,087,052	100.00000000%

SCHEDULE IV

LIST OF CERTAIN GROUP COMPANIES

1.	Rajax Holding (HK) Limited (拉扎斯控股香港有限公司), a company incorporated under the Laws of Hong Kong (the “Rajax HK Subsidiary”),

2.	Rajax Network &Technology (Shanghai) Co., Ltd. (拉扎斯网络科技(上海)有限公司 ), a company incorporated under the Laws of the PRC (the “Rajax WFOE”),

3.	Shanghai Rajax Information & Technology, Ltd. (上海拉扎斯信息科技有限公司), a company incorporated under the Laws of the PRC (the “Rajax Domestic Company”),

4.	Shanghai Zhuanshan Restaurant Management Co., Ltd. (上海馔山餐饮管理有限公司), a company incorporated under the Laws of the PRC (the “Rajax WFOE Subsidiary”),

5.	Shanghai Hongyi Information and Technology Co., Ltd. (上海泓弈信息科技有限公司), a company incorporated under the Laws of the PRC (“Hongyi”),

6.	Shanghai Pengxun Culture Communication Co., Ltd. (上海鹏逊文化传播有限公司), a company incorporated under the Laws of the PRC (“Pengxun”),

7.	Shanghai Zhiguan Information and Technology Co., Ltd. (上海止观信息科技有限公司 ), a company incorporated under the Laws of the PRC (“Zhiguan”),

8.	Hangzhou Fengniao Investment Management Co., Ltd.(杭州蜂鸟投资管理有限公司) (“Fengniao”),

9.	Jiangsu Rajax Information & Technology, Ltd. (江苏拉扎斯信息科技有限公司) (the “Jiangsu Company”)

10.	Xiaodu Life Technology Limited (“Xiaodu Cayman Company”),

11.	Xiaodu Life Technology Hong Kong Limited (小度生活科技香港有限公司) (“Xiaodu HK Company”),

12.	Beijing Xiaodu Information Technology Co., Ltd.(北京小度信息科技有限公司 ) (“Xiaodu WFOE”),

13.	Xiaodu Shenghuo (Beijing) Technology Co., Ltd.(小度生活（北京）科技有限公司) (“Xiaodu Shenghuo”),

14.	Beijing Xunda Delivery Co., Ltd.(北京迅达快递有限公司) (“Xunda”),

15.	Beijing Xinchi Supply Chain Management Co., Ltd.(北京新驰供应链管理有限公司) (“Xinchi”), and

16.	Beijing Zhenxuan Foods Co., Ltd.(北京甄选食品有限公司) (“Zhenxuan”).

SCHEDULE V

ADDRESS FOR NOTICES

If to the Company:

Address:	Room 401, North Tower of MTR City Plaza, No. 1518, Jinshajiang Road, Shanghai (上海市普陀区金沙江路 1518 弄 2 号 近铁城市 广场 401 室)
Tel:	021- 80241717
Fax:	N/A
Attn:	Xuhao Zhang (张旭豪)

If to the Principals and the Principal Holdcos:

Address:	No.3, Lane 148, Nanchang Road, Shanghai (上海市南昌路 148 弄 3 号)
Tel:	13482200180
Fax:	N/A
Attn:	Xuhao Zhang (张旭豪)

If to the Shareholders Representative (on behalf of the Selling Shareholders):

Address:	No.3, Lane 148, Nanchang Road, Shanghai (上海市南昌路 148 弄 3 号)
Tel:	13482200180
Fax:	N/A
Attn:	Xuhao Zhang (张旭豪)

If to Purchaser and/or the Rollover Shareholder:

Address:	c/o Alibaba Group Services Limited 26th Floor, Tower One Times Square, 1 Matheson Street Causeway Bay, Hong Kong S.A.R.
Fax:	+ (852) 2215-5200
Email:	legalnotice@hk.alibaba-inc.com
Attn:	General Counsel

with a copy to:

Simpson Thacher & Bartlett
35/F ICBC Tower
3 Garden Road
Central, Hong Kong
Fax: + (852) 2869-7694
Email: ksudol@stblaw.com Attn: Kathryn King Sudol

SCHEDULE VI

LIST OF KEY EMPLOYEES

姓名	职位
张旭豪	CEO&创始合伙人
康嘉	COO&创始合伙人
汪渊	资深副总裁&创始合伙人
罗宇龙	资深副总裁
张雪峰	CTO
徐舸	CFO
金鑫	副总裁
信景波	资深副总裁
黄念	副总裁
王三虎	首席食品安全官
姜新维	廉正部高级总监
张怿	设计部总监

SCHEDULE VII

COMPANY DISCLOSURE SCHEDULE

SCHEDULE VIII

SELLING SHAREHOLDERS DISCLOSURE SCHEDULE

EXHIBIT A-1

FORM OF DEED OF INSTRUMENT OF TRANSFER

FOR SELLING SHAREHOLDERS

RAJAX HOLDING

(incorporated in the Cayman Islands)

DEED OF INSTRUMENT OF TRANSFER

Date:

[Name of transferor] (the “Transferor”) for good and valuable consideration does hereby transfer to Ali Panini Investment Limited of P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY – 1205 Cayman Islands (the “Transferee”), the shares of Rajax Holding, a company organized under the laws of the Cayman Islands (“Rajax Holding” or the “Company”), set forth in the schedule below registered in the name of the Transferor (the “Shares”) to hold unto the Transferee (the “Transfer”). All of the cash consideration payable to the Transferor in connection with the Transfer shall be delivered to the Transferor in accordance with the wire transfer instructions set forth in the schedule below.

Reference is made to the Share Purchase Agreement, dated [•], by and among Rajax Holding, the Transferee, and the other parties named therein (as the same may be amended or modified, the “Share Purchase Agreement”). Terms used but not defined herein shall have the meaning given them in the Share Purchase Agreement.

Notwithstanding any provision in the Share Purchase Agreement, the Memorandum and Articles, the Shareholders Agreement or the ROFR Agreement (the “Transaction Documents”) or any provision of applicable law to the contrary, as of and following the Closing:

(i) the undersigned hereby expressly and irrevocably waives, and shall be deemed to have irrevocably waived, any and all claims and right to recourse against the Company and each other Group Company, and their respective directors, shareholders, officers and employees, whether by subrogation or otherwise, (a) with respect to any breach, violation or non-compliance by the Company or any other Group Company of any provision in any Transaction Document (provided, however, that the foregoing waiver shall not apply with respect to any breach by the Company of any covenant or agreement in the Share Purchase Agreement to be performed or complied with after the Closing) and (b) with respect to, arising from, or in connection with, such Selling Shareholder’s ownership of Shares at any time prior to the Closing;

(ii) the undersigned hereby acknowledges that he/she/it has transferred to Purchaser all legal and beneficial ownership interests, and all rights related thereto, in such Sale Shares and, upon receipt of the Purchase Price payable in respect of the undersigned’s Sale Shares in accordance with the Share Purchase Agreement, the undersigned hereby expressly and irrevocably waives any and all rights to retain or hold any legal or beneficial ownership interest or any other voting, transfer or other rights or interests in any of such Sale Shares (provided, however, that the foregoing waiver shall not apply with respect to any breach by Purchaser of any covenant or agreement in the Share Purchase Agreement to be performed or complied with after the Closing);

(iii) the undersigned hereby acknowledges that the Transactions (which, for the avoidance of doubt, includes this Transfer) constitute an “Approved Sale” for purposes of the Memorandum and Articles and the ROFR Agreement and that the obligations of the undersigned under Articles 123, 124 and 125 of the Memorandum and Articles and Sections 5.1, 5.2 and 5.3 of the ROFR Agreement apply to this Transfer; and

(iv) the undersigned hereby approves, confirms and ratifies all actions taken on behalf of the undersigned by such one or more Directors as designated by the Board through such Director(s)’ exercise of the irrevocable power of attorney and proxy granted pursuant to Article 124 of the Memorandum and Articles and Section 5.3 of the ROFR Agreement, including such actions taken by such Director(s) to execute and deliver all documents reasonably necessary to effectuate the terms of the Share Purchase Agreement and the Transactions.

This Deed of Instrument of Transfer is governed by and is to be construed according to the laws of the Cayman Islands.

SCHEDULE TO THE DEED OF INSTRUMENT OF TRANSFER

Shares to be transferred

Name of Company: Rajax Holding

Class of Shares:

Number of Shares:

Wire Transfer Instruction of the Transferor

Bank Name:

Bank Address:

Bank Code:

SWIFT:

Other Bank Reference Number (as necessary):

Correspondent Bank Details (if any):

Account Number:

Beneficiary Name:

Beneficiary Address:

(Signature Page Follows)

Executed and delivered as a deed by [Name of signatory] [as attorney in fact and proxy]1 for and on behalf of the Transferor

[Name of Transferor]

Name:
Title:

(if the Transferor is an individual) [2]

Name of Witness:
Title of Witness:

We hereby agree to take the Shares and have them registered in our name in the Register of Members of the Company.

ALI PANINI INVESTMENT LIMITED

Name:

Title: Duly authorised signatory for and on behalf of the Transferee/Purchaser

[1]	Note to Draft: Only for those Transferors who have failed to sign the Instrument of Transfer. Otherwise the Transferors themselves should sign.
[2]	Note to Draft: If the Transferor is a private individual a witness should countersign and print name and address.

EXHIBIT A-2

FORM OF DEED OF INSTRUMENT OF TRANSFER

FOR THE ROLLOVER SHAREHOLDER

RAJAX HOLDING

(incorporated in the Cayman Islands)

DEED OF INSTRUMENT OF TRANSFER

Date:

[Name of transferor] (the “Transferor”) for good and valuable consideration does hereby transfer to Ali Panini Investment Limited of P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY – 1205 Cayman Islands (the “Transferee”), the shares of Rajax Holding, a company organized under the laws of the Cayman Islands (“Rajax Holding” or the “Company”), set forth in the schedule below registered in the name of the Transferor (the “Shares”) to hold unto the Transferee (the “Transfer”).

Reference is made to the Share Purchase Agreement, dated [•], by and among Rajax Holding, the Transferee, and the other parties named therein (as the same may be amended or modified, the “Share Purchase Agreement”). Terms used but not defined herein shall have the meaning given them in the Share Purchase Agreement.

Notwithstanding any provision in the Share Purchase Agreement, the Memorandum and Articles, the Shareholders Agreement or the ROFR Agreement (the “Transaction Documents”) or any provision of applicable law to the contrary, as of and following the Closing:

(i) the undersigned hereby expressly and irrevocably waives, and shall be deemed to have irrevocably waived, any and all claims and right to recourse against the Company and each other Group Company, and their respective directors, shareholders, officers and employees, whether by subrogation or otherwise, (a) with respect to any breach, violation or non-compliance by the Company or any other Group Company of any provision in any Transaction Document (provided, however, that the foregoing waiver shall not apply with respect to any breach by the Company of any covenant or agreement in the Share Purchase Agreement to be performed or complied with after the Closing) and (b) with respect to, arising from, or in connection with, such Selling Shareholder’s ownership of Shares at any time prior to the Closing;

(ii) the undersigned hereby acknowledges that it has transferred to Purchaser all legal and beneficial ownership interests, and all rights related thereto, in such Sale Shares and, upon receipt of the Purchase Price payable in respect of the undersigned’s Sale Shares in accordance with the Share Purchase Agreement, the undersigned hereby expressly and irrevocably waives any and all rights to retain or hold any legal or beneficial ownership interest or any other voting, transfer or other rights or interests in any of such Sale Shares (provided, however, that the foregoing waiver shall not apply with respect to any breach by Purchaser of any covenant or agreement in the Share Purchase Agreement to be performed or complied with after the Closing);

(iii) the undersigned hereby acknowledges that the Transactions (which, for the avoidance of doubt, includes this Transfer) constitutes an “Approved Sale” for purposes of the Memorandum and Articles and the ROFR Agreement and that the obligations of the undersigned under Articles 123, 124 and 125 of the Memorandum and Articles and Sections 5.1, 5.2 and 5.3 of the ROFR Agreement apply to this Transfer; and

(iv) the undersigned hereby approves, confirm and ratifies all actions taken on behalf of the undersigned by such one or more Directors as designated by the Board through such Director(s)’ exercise of the irrevocable power of attorney and proxy granted pursuant to Article 124 of the Memorandum and Articles and Section 5.3 of the ROFR Agreement, including such actions taken by such Director(s) to execute and deliver all documents reasonably necessary to effectuate the terms of the Share Purchase Agreement and the Transactions.

This Deed of Instrument of Transfer is governed by and is to be construed according to the laws of the Cayman Islands.

SCHEDULE TO THE DEED OF INSTRUMENT OF TRANSFER

Shares to be transferred

Name of Company: Rajax Holding

Class of Shares:

Number of Shares:

(Signature Page Follows)

Executed and delivered as a deed by [Name of signatory] as authorised signatory for and on behalf of the Transferor

[Name of Transferor]

Name:
Title:

We hereby agree to take the Shares and have them registered in our name in the Register of Members of the Company.

ALI PANINI INVESTMENT LIMITED

Name:

Title: Duly authorised signatory for and on behalf of the Transferee/Purchaser

EXHIBIT B

FORM OF CAYMAN ISLANDS LEGAL OPINION

Hong Kong Office

2206-19 Jardine House

1 Connaught Place

Central

Hong Kong

Tel +852 2523 8123

Fax +852 2524 5548

applebyglobal.com

Managing Partner

Cameron Adderley

Partners

Judy Lee

Eliot Simpson

Fiona Chan

Nicholas Davies

Paul Cheuk

Chris Cheng

Agreed Form

(SUBJECT TO REVIEW AND APPROVAL BY THE OPINIONS COMMITTEE)

[Name of Purchaser]	Email ndavies@applebyglobal.com
[Address]	vchan@applebyglobal.com

Direct Dial +852 2905 5769

+852 2905 5759

Tel +852 2523 8123

Fax +852 2524 5548

Appleby Ref 438632.0001

Dear Sirs

Rajax Holding (Company)

INTRODUCTION

This opinion as to Cayman Islands law is addressed to you in connection with the transfer of all of the Issued Shares (as defined below) of the Company (Share Transfer) from the Selling Shareholders (as defined in the Document) and the Rollover Shareholder (as defined in the Document) to [NAME] (Purchaser), and the document listed in Part 1 of Schedule 1 (Document).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Document and the documents listed in Part 2 of Schedule 1. We have not examined any other documents, even if they are referred to in the Document.

In giving this opinion we have relied upon and assume the accuracy and completeness of the Director’s Certificate, the Certificate of Incumbency, and the Registers (all as defined in Part 2 of Schedule 1), the contents of which we have not verified.

For the purposes of giving this opinion we have carried out the Litigation Search described in Part 3 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in the Document or elsewhere) other than as expressly stated in this opinion.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Document or whether they give effect to the commercial intentions of the parties.

This opinion is given solely for the benefit of the addressee(s) in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever, save as, and to the extent provided, below.

A copy of this opinion may be provided where required by law or judicial process and (b) for the purpose of information only to the addressee’s affiliates, professional advisers, auditors, insurers and regulators.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.

Incorporation and Status: The Company is an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands (Cayman Registrar). The Company possesses the capacity to sue and be sued in its own name.

2.	Capacity: The Company has the requisite capacity, power and authority to enter into, execute and deliver the Document to which it is a party and to perform its obligations under them.

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

3.

Authorisation: The Company has taken all necessary corporate action to authorise (i) the Share Transfer and (ii) the execution and delivery of the Document and the performance of the Company’s obligations thereunder.

4.

Execution and Binding Obligations: The Document has been duly executed by or on behalf of the Company and constitutes legal, valid and binding obligations of the Company, enforceable against the Company.

5.

No Conflict: The Share Transfer, and the due execution and delivery by the Company of the Document and the performance by the Company of its obligations thereunder, will not (i) contravene any provisions of the Constitutional Documents or (ii) violate or contravene any applicable Cayman Islands law, public rule or regulation.

6.

Consents and Approvals: No consent, approval, licence or authorisation is required from any governmental, judicial or public body or authority in the Cayman Islands in connection with (i) the Share Transfer, and (ii) the execution and delivery by the Company of the Document or the performance by the Company of its obligations under them. No consent, approval, licence, authorisation, validation or exemption is required from any governmental or public body or authority in the Cayman Islands in connection with, subject to the payment of the appropriate stamp duty, enforcement of the Document against the Company.

7.

Registrations: It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence in proceedings of the obligations of the Company under the Document or the rights of the parties that the Document or any other document be notarised, filed, registered or recorded in the Cayman Islands.

8.

Arbitration: The submission by the Company to arbitration pursuant to the terms of the Document is not contrary to Cayman Islands law and would be recognised by the courts of the Cayman Islands as a legal, valid and binding submission, if such submission is legal, valid and binding under all relevant laws (other than the Cayman Islands).

9.	Enforcement of Arbitration Award:

(A)

An award made in pursuance of an arbitration agreement in a foreign country (being a party to the Convention on the Recognition and Enforcement of Foreign Arbitral Awards adopted by the United Nations Conference on International Commercial Arbitration on 10 June 1958) may be enforced with leave of the courts and judgment entered in terms of the award and such leave shall not be refused except:

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

(a)	if the person against whom the award is invoked proves that:

(i)	a party to the relevant arbitration agreement was (under the law applicable to him) under some incapacity;

(ii)

the relevant arbitration agreement was not valid under the law to which the parties subjected it or, failing any indication thereof, was bit valid under the law of the country where the award was made;

(iii)	such person was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings or was otherwise unable to present their case;

(iv)

subject to 9(C) below, the award deals with an issue not contemplated by or not falling within the terms of the submission to arbitration or contains decisions on matters beyond the scope of the submission to arbitration;

(v)

the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, failing such agreement, with the law of the country where the arbitration took place; or

(vi)	the award has not yet become binding on the parties, or has been set aside or suspended by a competent authority of the country in which or under the law of which it was made;

(b)	if the award is in respect of a matter which is not capable of settlement by arbitration or if it would be contrary to public policy to enforce the award.

(B)

An award which contains decisions on matters not submitted to arbitration may be enforced to the extent that it contains decisions on matters submitted to arbitration which can be separated from those on matters not so submitted.

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

(C)

Where an application for the setting aside of an award has been made to such a competent authority as is mentioned in sub-paragraph 9(A)(a)(vi) the court before which the enforcement of the award is sought may, if it thinks fit, adjourn the proceedings and may on the application of the party seeking to enforce the award order the other party to give security.

10.

Choice of Governing Law: The choice of the laws of Hong Kong Special Administrative Region of the Peoples’ Republic of China (Hong Kong) as the proper law to govern the Document would be recognised, upheld and applied by the courts of the Cayman Islands as a valid choice of law and the proper law of the Document in proceedings brought before them in relation to the Document except for those laws (i) which such courts consider to be procedural in nature; (ii) which are revenue or penal laws; or (iii) the application of which would be inconsistent with public policy as that term is interpreted under Cayman Islands law.

11.

Residence: The Purchaser would not be deemed to be resident, domiciled or carrying on business, or subject to taxation, in the Cayman Islands, or in violation of any Cayman Islands law, by reason solely of the negotiation, preparation, execution, performance, enforcement of, and/or receipt of any payment due from the Company under the Document or the Share Transfer, nor is it necessary for the execution, delivery, performance and enforcement of the Document or the Share Transfer that the Purchaser be licensed, authorised or qualified to carry on business in the Cayman Islands.

12.

Interest Limitations: There is no applicable usury or interest limitation law in the Cayman Islands which would restrict the recovery of payments or the performance by the Company of its obligations under the Document.

13.

Taxes: Other than stamp duty, there are no registration, documentary or any similar taxes or duties of any kind payable in the Cayman Islands (a) in connection with the signature, performance or enforcement by legal proceedings of the Document, or (b) in respect of the Share Transfer.

14.

Withholding Taxes: The Company is not required under Cayman Islands law to make any deduction or withholding for or on account of any tax from any payment to be made in accordance with the terms of the Document. The Selling Shareholders are not required under Cayman Islands law to make any withholding for or on account of any tax in connection with the Share Transfer.

15.

No Immunity: The Company is not entitled to immunity from suit or enforcement of a judgment on the ground of sovereignty or otherwise in the courts of the Cayman Islands in respect of proceedings against it in relation to the Document and the execution of the Document and performance of its obligations under the Document by the Company constitute private and commercial acts.

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

16.	Winding Up and Litigation: Based solely upon the Litigation Search:

(a)	[no] court proceedings are pending against the Company; and

(b)

[no] court proceedings have been started by or against the Company for the liquidation, winding-up or dissolution of the Company or for the appointment of a liquidator, receiver, trustee or similar officer of the Company or of all or any of its assets.

17.

Authorised Share Capital: Based solely upon a review of the Constitutional Documents and the Certificate of Incumbency, as of [DATE], the authorised share capital of the Company was US$500,000 divided into (i) 26,962,943,820 ordinary shares of par value US$0.0000125 each (Ordinary Shares); (ii) 449,999,920 series A preferred shares of par value US$0.0000125 each (Series A Preferred Shares); (iii) 350,000,000 series B preferred shares of par value US$0.0000125 each (Series B Preferred Shares); (iv) 555,555,520 series C preferred shares of par value US$0.0000125 each (Series C Preferred Shares); (v) 592,074,960 series D preferred shares of par value US$0.0000125 each (Series D Preferred Shares); (vi) 1,833,333,278 series E preferred shares of par value US$0.0000125 each (Series E Preferred Shares); (vii) 1,528,943,088 series F preferred shares of par value US$0.0000125 each (Series F Preferred Shares); (viii) 2,974,476,361 series F-1 preferred shares of par value US$0.0000125 each (Series F-1 Preferred Shares); (ix) 1,865,592,383 series G preferred shares of par value US$0.0000125 each (Series G Preferred Shares); and (x) 2,887,080,670 series G-1 preferred shares of par value US$0.0000125 each (Series G-1 Preferred Shares).

18.

Issued Share Capital: Based solely upon a review of the Register of Members, as of [DATE], the issued share capital of the Company was US$138,382.4383 divided into (i) [591,311,917] Ordinary Shares, (ii) 449,999,920 Series A Preferred Shares, (iii) 350,000,000 Series B Preferred Shares, (iv) 555,555,520 Series C Preferred Shares, (v) 592,074,960 Series D Preferred Shares, (vi) 1,833,333,278 Series E Preferred Shares, (vii) 1,528,943,088 Series F Preferred Shares, (viii) 2,974,476,361 Series F-1 Preferred Shares, (ix) 782,937,131 Series G Preferred Shares, and (x) 1,411,962,890 Series G-1 Preferred Shares (collectively the Issued Shares).

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

19.	Registered Member: Based solely on our review of the Register of Members, as of [DATE], the registered member of the Company was [NAME], being the holder of all the Issued Shares.

Yours faithfully

DRAFT

Appleby

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

Schedule 1

Part 1

The Document

A scanned copy of the executed Hong Kong-law governed share purchase agreement dated [DATE] 2018 made between, among others, the Purchaser, the Selling Shareholders, the Rollover Shareholder and the Company.

Part 2

Other Documents Examined

1.	A scanned copy of the certificate of incorporation of the Company dated 8 June 2011 (Certificate of Incorporation).

2.

A scanned copy of the twelfth amended and restated memorandum of association and articles of association (Articles) of the Company adopted on 22 August 2017 and effective on 24 August 2017 (together the Constitutional Documents).

3.

A scanned copy of the executed Hong Kong-law governed tenth amended and restated right of first refusal and co-sale agreement dated 24 August 2017 made between, among others, the Company and its shareholders (ROFR).

4.

Scanned copies of the executed deed of instruments of transfer of the Company, all dated [DATE], made between each of the Selling Shareholders and the Rollover Shareholder (as transferor) and the Purchaser (as transferee).

5.	A scanned copy of the certificate of incumbency of the Company dated [DATE] 2018, and issued by the registered office provider of the Company (Certificate of Incumbency).

6.	A scanned copy of the certificate of good standing dated [DATE] issued by the Cayman Registrar in respect of the Company (Certificate of Good Standing).

7.	A scanned copy of the unanimous written resolutions of the directors of the Company dated [DATE] (Directors’ Resolutions).

8.	A scanned copy of the unanimous written resolutions of the shareholders of the Company dated 22 August 2017 (Shareholders’ Resolutions).

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

9.

A scanned copy of the Hong Kong-law governed [consent agreement] in respect of the Share Transfer dated [DATE] (Shareholders’ Consent), granted by the Majority Ordinary Holders and the Majority Preferred Holders (including Alibaba) (capitalised terms as defined in the Articles).

10.	A scanned copy of the Hong Kong-law governed [approved sale notice] in respect of the Share Transfer dated [DATE] (Approved Sale Notice), issued by the Company.

11.	A scanned copy of the Register of Members of the Company dated [DATE] (Register of Members).

12.	A scanned copy of the Register of Members of the Company dated [DATE] ([DATE] Register of Members).

13.	A scanned copy of the Register of Directors and Officers of the Company dated [DATE] (Register of Directors and Officers),

(the Register of Members and the Register of Directors and Officers, together the Registers)

14.	A scanned copy of the director’s certificate of the Company dated [DATE], confirming certain matters of fact and opinion of the Company (Director’s Certificate).

15.	A copy of the results of the Litigation Search.

Part 3

Search

1.

A search of the entries and filings shown and available for inspection in respect of the Company in the Register of Writs and other Originating Process maintained at the Clerk of the Courts Office in George Town, Cayman Islands for the period from as revealed by a search conducted as at [TIME]am on [DATE] 2018 for the period of one year preceding such search in respect of the Company (Litigation Search).

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

Schedule 2

Assumptions

We have assumed:

1.

(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy completeness and conformity to original documents of all documents submitted to us as copies;

2.

that there has been no change to the information contained in the Certificate of Incorporation and the Registers and that the Constitutional Documents remain in full force and effect and are unamended;

3.

that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any Document executed by the Company are the signatures and initials of a person or persons authorised by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such Document;

4.

that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that the Document does not differ in any material respects from any drafts of the same which we have examined and upon which this opinion is based;

6.

that each of the parties (other than the Company under Cayman Islands law) is incorporated, organised or registered (as the case may be) and in good standing (where such concept is legally relevant) under the laws which govern its capacity and has the capacity, power and authority, has fulfilled all internal authorisation procedures and completed all applicable filings and formalities, and has obtained all authorisations, approvals, consents, licences and exemptions required under the laws of any relevant jurisdiction to execute, deliver and perform its respective obligations under the Document and the transactions contemplated thereby and has taken all necessary corporate and other action required and completed all applicable formalities required to authorise the execution of the Document and the performance of its obligations under them;

7.	the due execution and delivery of the Document by each of the parties thereto (other than execution by the Company under Cayman Islands law);

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

8.

that the Document constitutes, or when executed will constitute, legal, valid, binding and enforceable obligations of all parties thereto (save for the Company under Cayman Islands law) in accordance with their governing law;

9.	that the choice of laws as the governing law of the Document has been made in good faith and is valid and binding under the laws of all relevant jurisdictions (other than the Cayman Islands);

10.

that, insofar as any obligation under the Document is to be performed by any of the parties thereto in any jurisdiction outside of the Cayman Islands, its performance will be legal and effective in accordance with the law of any jurisdiction to which they are subject or in which they are respectively constituted and established;

11.

that no party to the Document by having entered into and performing the transactions contemplated by the Document will be in breach of any other agreement, deed, trust deed or licence to which it is a party or by which it is bound;

12.

the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Cayman Islands in respect of matters upon which we have expressly opined) made in the Document and any correspondence submitted to us;

13.

the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Litigation Search;

14.

that the Company was not unable to pay its debts as they became due when it executed the Document and did not become unable to do so as a result of the execution and delivery of the Document or the performance of its obligations under the Document;

15.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

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16.

that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) issued any restrictions notice under the Companies Law in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

17.

that (i) the Document is in the form of the document approved in the Directors’ Resolutions and the Consent, (ii) the Resolutions have been adopted in accordance with the relevant provisions of the Constitutional Documents and the Companies Law; (iii) all interests of the directors of the Company on the subject matter of the Directors’ Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (v) the directors of the Company have concluded that the entry by the Company into the Document and such other documents approved by the Directors’ Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

18.

that the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the date the Resolutions were passed or adopted, the date the Document was executed and as at the date of this opinion;

19.

that the Register of Members accurately reflects the names of the sole member of the Company as at the date of this opinion, and that the [DATE] Register of Members accurately reflects the names of all members of the Company as at the date the Resolutions were passed or adopted and the date the Document was executed;

20.

that there is no matter affecting the authority of the directors of the Company to effect entry by the Company into the Document including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed herein;

21.

that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Document or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein;

22.	that the Document does not relate to or affect any immovable or movable property situate in the Cayman Islands;

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23.

that the entry into the Document and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

24.	that any applicable escrow conditions have been met;

25.

that the Share Transfer constitutes an Approved Sale (as defined in the Constitutional Documents) pursuant to, and all the necessary steps have been taken under, Articles 123 - 125 of the Articles and Section 5 of the ROFR;

26.

that the transactions contemplated by the Document are private acts for commercial purposes and not sovereign acts; the property against which enforcement is to be taken or sought to be taken is used or intended to be used for commercial purposes only; none of the parties to the Document is the sovereign or other head of a country, a state-owned or governmental entity, a government or quasi-government entity, or the central bank or other monetary authority of any country; the transactions contemplated by the Document are not related to anything done in the exercise of sovereign and/or governmental authority;

27.

that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets; and

28.

that there are no matters of fact or law (excluding matters of Cayman Islands law) affecting the enforceability of the Document that have arisen since the execution of the Document which would affect the opinions expressed herein.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.

Enforcement: The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach. Notwithstanding that the obligations established by the Document are obligations which the Cayman Islands courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms. In particular, but without limitation:

(a)

enforcement and priority may be limited by laws relating to bankruptcy, insolvency, reorganisation, liquidation, court schemes, schemes of arrangements, moratoriums or other laws of general application relating to, or affecting the rights of, creditors generally;

(b)

enforcement may be limited by the principles of unjust enrichment or by general principles of equity and we express no opinion as to the availability of equitable remedies or as to any matters which are within the discretion of the courts of the Cayman Islands, even where such remedies are included in the Document (for example equitable remedies such as the grant of an injunction or an order for specific performance may not be available where liquidated damages are considered an adequate remedy);

(c)	claims may become barred by prescription or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)

obligations to be performed outside the Cayman Islands may not be enforceable in the Cayman Islands to the extent that performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction;

(e)	enforcement may be limited to the extent that matters which we have expressly assumed in this opinion will be done, have not been done;

(f)	the enforcement of the obligations of the parties to the Document may be limited by the law applicable to obligations held to have been frustrated by events happening after their execution;

(g)	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation or undue influence;

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(h)

where the performance of payment obligations is contrary to the exchange control regulations of any country in the currency of which such amounts are payable, such obligations may not be enforceable in the Cayman Islands;

(i)

any provision of a Document purporting to impose an obligation on a person who is not a party to the Document (a Third Party) is unenforceable against that Third Party. Any provision in a Document purporting to grant rights to a Third Party is unenforceable by that Third Party except to the extent that the relevant Document expressly provides that the Third Party may, in its own right, enforce such rights in accordance with (and subject to) the Contracts (Rights of Third Parties) Law, 2014; and

(j)	matters of procedure on enforcement of the Document and forum conveniens will be governed by and determined in accordance with the lex fori.

2.

Penalties: Any provision as to the payment of additional money consequent on the breach of any provision of a Document by any person expressed to be a party to it, whether expressed by way of penalty, additional or default interest, liquidated damages or otherwise, may be unenforceable if it could be established that such additional payment constitutes a penalty rather than a compensatory amount.

3.

Severability: Severability provisions contained in the Document may not be binding and the question of whether or not provisions may be severed would be determined by the Cayman Islands courts at their discretion, having regard to such matters as whether a particular severance would accord with public policy or involve the courts in making a new contract for the parties.

4.

Other Obligations: We express no opinion as to whether the acceptance, execution or performance of the Company’s obligations under the Document will result in the breach of or infringe any other agreement, deed or document (other than the Constitutional Documents) entered into by or binding on the Company.

5.

Determination: Notwithstanding the provisions of the Document, a determination, designation, calculation or certificate of any party to the Document, as to any matter provided for in such Document might, in certain circumstances, be held in the Cayman Islands courts not to be final, conclusive or binding (for example, if it could be shown to have been fraudulent or erroneous on its face, manifestly inaccurate, made on an unreasonable or arbitrary basis or not to have been reached in good faith) and the Document will not necessarily escape judicial enquiry into the merit of any claim by any party in that respect.

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6.

Discretion: Where a party to the Document is vested with a discretion or may determine a matter in its opinion or is given the right to determine a conclusive calculation or determination, the Cayman Islands courts, if called upon to consider the question, may require that such discretion be exercised reasonably or that such opinion be based upon reasonable grounds or may determine that such right is not finally binding.

7.

Modification of Document: We express no view on any provision in the Document requiring written amendments and waivers of any of the provisions of such Document insofar as it suggests that oral or other modification, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

8.	Limitations on Liability: The effectiveness of any terms releasing or limiting a party from a liability or duty owed is limited by law.

9.

Jurisdiction: Where a Document provides for the submission to the exclusive or non-exclusive jurisdiction of the Cayman Islands courts, the court may decline to accept jurisdiction in any matter where (a) it determines that some other jurisdiction is a more appropriate or convenient forum; (b) another court of competent jurisdiction has made a determination in respect of the same matter; or (c) litigation is pending in respect of the same matter in another jurisdiction.

10.

Concurrent Proceedings: Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction. Notwithstanding any provision in the Document that all disputes arising under or in connection with the Document should be brought before the competent court in the jurisdiction specified in the Document, a Cayman Islands court has discretion to refuse to stay proceedings in the Cayman Islands if it is satisfied that it is just and equitable to do so and may grant leave to serve Cayman Islands proceedings outside of the Cayman Islands.

11.

Foreign Law: Relevant foreign law will not be applied by the Cayman Islands courts if it is not pleaded and proved, is not a bona fide and lawful choice of law, or it would be contrary to public policy for that law to be applied.

12.

Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

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13.

Costs: A Cayman Islands court may refuse to give effect to any provisions of the Document in respect of costs of unsuccessful litigation brought before the Cayman Islands court or where that court has itself made an order for costs.

14.

Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

15.

Stamp Duty: Cayman Islands stamp duty will be payable if the Document is executed in or brought to the Cayman Islands, or produced before a Cayman Islands court. An unstamped document which is required to be stamped may not be admissible in evidence until duly stamped and unstamped documents may be subject to penalties and interest for late stamping. Certain criminal offences may also be committed in connection with unstamped documents.

16.

Litigation Search: The Litigation Search is not conclusively capable of revealing whether or not there is any originating process, amended originating process pending or any appeal pending in proceedings in which any party is a defendant or respondent as notice of these matters might not be entered on the court registers immediately. The Litigation Search would not reveal any proceedings against any predecessor entities that may have merged with or into any party under the laws of any jurisdiction nor any proceedings against any of the parties in a name other than the relevant party’s current name.

17.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

18.

Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the Company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

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19.

Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Law at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced.

20.

Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

21.

Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Cayman Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Cayman Registrar has no knowledge that the Company is in default under the Companies Law.

22.

Fettering of Statutory Powers: We express no opinion as to the validity or binding effect of any provision in the Document which provides that the Company will not exercise its statutory powers. This may constitute an unlawful fetter on the statutory powers of the Company.

23.

Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Company’s memorandum of association and articles of association and information on directors and shareholders are not publicly available. We have therefore obtained copies of the corporate documents specified in Schedule 1 and relied exclusively on such copies for the verification of such corporate information.

24.

Director’s Certificate: We have relied upon statements and representations made to us in the Director’s Certificate provided to us by an authorised director of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Director’s Certificate, and we qualify our opinion to the extent that the statements or representations made in the Director’s Certificate are not accurate in any respect.

25.

Register of Members: Our opinion is subject to the Register of Members not containing any manifest error and the absence of fraud or other extraordinary circumstances which may lead to the Register of Members being rectified pursuant to an order of Court issued in accordance with the Companies Law or other competent court.

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26.

Document with an “as of” Date: We express no opinion on the effectiveness of the date of the Document that is an agreement which is dated as of or with effect from a date prior to that on which it is authorised, executed, and delivered by all parties thereto.

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EXHIBIT C

BENCHMARK DATE NET DEBT CALCULATION PRINCIPLES

模拟 2018.2
Items	Amount	Original	Currency	Notes
	in USD	Amount
(-) Indebtedness	1,253,882,498
Short term loan	775,772,203	4,926,153,491	RMB	Including: (1) Onshore loan from bank, with offshore cash
				deposited, (2) Loan from Alibaba, (3) Onshore loan from Guangfa
				Bank of Rmb300m, (4) Loan of Rmb168m in Feb.2018
Notes payable	200,000,000	200,000,000	USD	Loan due to Koubei
Interest payable for Koubei loan	8,230,137	8,230,137	USD	Interest due to Koubei, 2% per annum, period: 2016.2.8-2018.2.28
Interest payable for bank loan	9,308,790	59,110,820	RMB	Interest due to bank
Accounts payables	57,722,967	366,540,842	RMB	Historical net payable due to Baidu before merger (at closing date:
				Rmb366m)
Other payables	69,641,105	442,221,014	RMB	Deposit from merchants, City agents, delivery companies
Other payables	40,332,808	256,113,328	RMB	Consideration payable for Baidu Waimai merger
Other debt like items	92,874,488	589,753,000	RMB	Potential tax liability（蜂鸟众包配送员的劳务个税风险以及其他
				个人劳务个税风险）
(+) Cash and Cash Equivalents	807,637,262
Bank	88,661,417	563,000,000	RMB	Based on the cashflow forecast as of Feb. 28, 2018 (including
				Rm300m low risk investment purchased from bank, and cash in
				Alipay and Wechat)
Restricted cash	683,974,836	4,343,240,206	RMB	Cash deposited in offshore bank
Interest receivable	8,988,267	57,075,495	RMB	Interest receivable from bank, including 9m for Feb. 2018 interest
Other receivable-deposit	7,902,506	50,180,912	RMB	Deposited paid by the company
Other receivable	18,110,236	115,000,000	RMB	Loan due from Dianwoda
Notes: 1 USD = 6.35 RMB
FX	6.35